     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                       ON

                      FORM S-1                                              FORM S-3
             OCEAN ENERGY ROYALTY TRUST                                OCEAN ENERGY, INC.
  (Exact name of co-registrant as specified in its      (Exact name of co-registrant as specified in its
                       charter)                                             charter)
                      DELAWARE                                               TEXAS
            (State or other jurisdiction                          (State or other jurisdiction
         of incorporation or organization)                     of incorporation of organization)
                        1311                                                  1311
            (Primary Standard Industrial                          (Primary Standard Industrial
            Classification Code Number)                           Classification Code Number)
                   [APPLIED FOR]                                           74-1764876
        (I.R.S. Employer Identification No.)                  (I.R.S. Employer Identification No.)
               910 TRAVIS, 5TH FLOOR                                1001 FANNIN, SUITE 1600
                HOUSTON, TEXAS 77002                                  HOUSTON, TEXAS 77002
                   (302) 777-6560                                        (713) 265-6000
(Address, including zip code, and telephone number,   (Address, including zip code, and telephone number,
   including area code, of Registrant's principal        including area code, of Registrant's principal
                 executive offices)                                    executive offices)
                     SUSAN BREM                                         ROBERT K. REEVES
               910 TRAVIS, 5TH FLOOR                               EXECUTIVE VICE PRESIDENT,
                HOUSTON, TEXAS 77002                             GENERAL COUNSEL AND SECRETARY
                   (713) 751-6834                                   1001 FANNIN, SUITE 1600
                                                                      HOUSTON, TEXAS 77002
 (Name, address, including zip code, and telephone                       (713) 265-6000
 number, including area code, of agent for service)    (Name, address, including zip code, and telephone
                                                       number, including area code, of agent for service)

                             ---------------------
                                   Copies to:

                    J. MARK METTS                                       ROBERT V. JEWELL
               VINSON & ELKINS L.L.P.                                ANDREWS & KURTH L.L.P.
         1001 FANNIN, 2300 FIRST CITY TOWER                          600 TRAVIS, SUITE 4200
              HOUSTON, TEXAS 77002-6760                               HOUSTON, TEXAS 77002
                   (713) 758-2222                                        (713) 220-4300

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                   TITLE OF EACH CLASS OF                        MAXIMUM AGGREGATE             AMOUNT OF
                SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Units of Beneficial Interest in Ocean Energy Royalty
  Trust.....................................................        $100,000,000                $27,800
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE TRUST MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE TRUST IS NOT SOLICITING TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION. DATED JULY 15, 1999.

                           OCEAN ENERGY ROYALTY TRUST

                             9,000,000 Trust Units

                             ----------------------

     This is an initial public offering of units of beneficial interest in the Ocean Energy Royalty Trust. The trust is offering all of the trust units to be sold in this offering. At completion of the offering, the trust will acquire net profits interests in natural gas producing properties from Ocean Energy, Inc. in exchange for the payment by the trust to Ocean of all of the net proceeds of this offering and the issuance by the trust to Ocean of 3,000,000 trust units.

     Prior to this offering there has been no public market for the trust units. The trust expects the initial public offering price of the trust units to be
between $          and $     per unit. The trust intends to apply to have the
trust units approved for listing on the New York Stock Exchange under the symbol
"          ".

     THE TRUST UNITS. Trust units are units of beneficial interest in the trust and represent undivided interests in the trust. They do not represent any interest in Ocean.

     THE TRUST. The trust will own net profits interests in natural gas producing properties located in the Arkoma Basin in Arkansas and Oklahoma and in the Bear Paw area of Montana. The net profits interests will entitle the trust to receive 45% of the net proceeds from the sale of production from these properties owned by Ocean.

     THE TRUST UNITHOLDERS. As a trust unitholder, you will receive monthly distributions of cash that the trust receives for its net profits interests from the sale of natural gas or oil produced from the underlying properties.

     See "Risk Factors" beginning on page 9 to read about certain information you should consider before purchasing trust units.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                                       Per
                                                                    Trust Unit          Total
                                                                    ----------         --------
Initial public offering price...............................  $                  $
Underwriting discount.......................................  $                  $
Proceeds, before expenses, to the trust.....................  $                  $

     The underwriters may, under certain circumstances, purchase from Ocean up to an additional 1,350,000 trust units at the initial public offering price less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the trust units against payment in New
York, New York on             , 1999.

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.
                             ----------------------

                  Prospectus dated                     , 1999.

                                     [MAP]

 [Map illustrating locations of underlying properties in Arkoma Basin and Bear
                                   Paw area.]

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and notes to those statements. You will find definitions for terms relating to the oil and natural gas business in "Glossary of Certain Oil and Natural Gas Terms." Miller and Lents, Ltd., an independent engineering firm, provided the estimates of proved oil and natural gas reserves as of July 1, 1999 included in this prospectus. These estimates are contained in summaries prepared by Miller and Lents of the reserve reports as of July 1, 1999 for the underlying properties described below and for the net profits interests in the underlying properties that will be held by the trust following the offering. The Miller and Lents summaries are located at the back of this prospectus as Exhibits A and B and are referred to in the prospectus as the reserve report. References to "Ocean" in this prospectus include Ocean Energy, Inc. and its subsidiaries. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                           OCEAN ENERGY ROYALTY TRUST

     Ocean Energy Royalty Trust was formed by Ocean in July 1999. Upon completion of this offering, Ocean will convey to the trust net profits interests in oil and natural gas producing properties that it owns in the Arkoma Basin in Arkansas and Oklahoma and in the Bear Paw area in Montana. Although the trust will benefit from any oil or liquids produced from the underlying properties, substantially all of the production from these properties is natural gas. We refer to Ocean's interests in these properties as the underlying properties.

     The net profits interests will entitle the trust to receive 45% of the net proceeds from the sale of production from the underlying properties. Each month Ocean will collect cash received from the sale of production and deduct property and production taxes, development, production, transportation and marketing costs and overhead.

     Net proceeds payable to the trust depend upon production quantities, sales prices of natural gas and costs to develop, produce, transport and market the natural gas. If at any time costs should exceed gross proceeds, neither the trust nor the trust unitholders would be liable for the excess costs. However, the trust would not receive any net proceeds until future net proceeds exceed the total of those excess costs, plus interest at the prime rate.

     Ocean will calculate the net proceeds from the underlying properties separately for each of the states where the underlying properties are located. Any excess costs for the underlying properties in one state will not reduce net proceeds calculated for the underlying properties in another state.

     Ocean does not expect future production costs for the underlying properties to change significantly as compared to recent historical expenditures. Similarly, Ocean expects development costs for the underlying properties to be consistent with recent historical expenditures.

     The trust will make monthly distributions of substantially all of its income to trust unitholders. The first monthly distribution is expected to be
made in           1999. On your federal income tax return, you will be required to include your allocable share of trust net income. In addition, you will be entitled to claim a depletion deduction relating to production from the underlying properties. The deductions will permit you to defer or reduce taxes on a portion of the income you receive from the trust.

     OCEAN'S OWNERSHIP INTERESTS IN THE TRUST AND THE UNDERLYING PROPERTIES

     Ocean's interests in the underlying properties are predominantly "working interests," which require Ocean to bear the costs of exploration, production and development on the underlying properties.

     Ocean's initial retained interest in the underlying properties will entitle it to 55% of the net proceeds from production. Ocean will also own 25% of the outstanding trust units immediately after the offering, assuming no exercise of the underwriters' over-allotment option. Under the trust agreement governing the trust, Ocean will have the right at any time to reduce its retained interest in the underlying properties by conveying additional net profits interests in the underlying properties to the trust in exchange for additional trust units. Any additional trust units will be issued at the fixed rate of 266,666 units for each additional 1% of net profits interest conveyed, which is the same ratio as the initial trust units bear to the initial net profits interests conveyed to the trust. The total additional net profits interests in the underlying properties conveyed to the trust will not exceed 35%. Ocean believes that a retained ownership interest in 20% or more of the net proceeds from production on the underlying properties will provide adequate incentive to operate and develop the underlying properties in an efficient and cost effective manner. Ocean is under no obligation to continue to own the underlying properties, but currently intends to do so.

     The following chart shows the manner in which the net profits from the underlying properties will be divided among Ocean, the trust and the public trust unitholders immediately after the offering, assuming no exercise of the underwriters' over-allotment option.


  [CHART ILLUSTRATING DISTRIBUTION OF NET PROCEEDS & OWNERSHIP OF TRUST UNITS]

                           THE UNDERLYING PROPERTIES

     The underlying properties are located in the Arkoma Basin in Arkansas and Oklahoma and the Bear Paw area in Montana. The Arkoma Basin is one of the more significant natural gas producing areas in the United States. The Bear Paw area is a shallow natural gas field operated primarily by Ocean. Approximately 53% of the proved reserves on the underlying properties are located in the Arkansas portion of the Arkoma Basin, 7% are located in the Oklahoma portion of the Arkoma Basin, and 40% are located in the Bear Paw area of Montana. Wells in these areas have been producing for many years and are characterized by moderate rates of annual decline in production and low production costs.

PRODUCING AREAS

     As of July 1, 1999, proved reserves of the underlying properties, which are nearly all natural gas producing leases, were estimated at 339 Bcf of natural gas. The productive areas include:

     - Arkoma Basin. The underlying properties in the Arkoma Basin consist of long-lived natural gas reserves in northwestern Arkansas and eastern Oklahoma. The Arkoma Basin has produced over 13 Tcf of natural gas since the early 1900s. Production occurs from sands ranging in depth from less than 1,000 feet to more than 10,000 feet, with various known producing zones. Projected average daily net production in the underlying properties in this area during calendar year 2000, as derived from the reserve report, is approximately 53.7 MMcf of natural gas.

     - Bear Paw Area. The underlying properties in this area are located in north central Montana. Since its discovery in 1966, the area has produced in excess of 500 Bcf of natural gas. Wells in the area produce from formations at 1,200 to 2,000 feet. Projected average daily net production in the underlying properties in this area during calendar year 2000, as derived from the reserve report, is approximately 39.1 MMcf of natural gas.

LOW RISK RESERVES

     Proved developed reserves are the most valuable and lowest risk category of reserves because their production requires no significant future development costs. Proved developed reserves account for 90% of the discounted present value of estimated future net revenues represented by the underlying properties. In addition, 80% of the proved reserves associated with the underlying properties are producing reserves.

CONTROL OF OPERATIONS

     The right to operate an oil and natural gas lease is important because the operator controls the timing and amount of discretionary expenditures for operational and development activities. Ocean operates approximately 88% of the underlying properties, based on 1998 production. Ocean operates 863 gross wells and owns additional interests in 341 wells on the underlying properties.

HISTORY OF LOW COST RESERVE ADDITIONS

     Ocean has a record of successfully adding reserves to the underlying properties through development at costs substantially below the industry average. Over the last three years Ocean added approximately 66 Bcfe of proved reserves to the underlying properties through drilling at an average cost of $0.54 per Mcfe. In addition, over the same period Ocean had upward revisions of reserve estimates on the underlying properties of approximately 43 Bcfe. These additions and upward revisions replaced 112% of production at a total finding and development cost of $0.33 per Mcfe.

EFFECT OF PLANNED DEVELOPMENT PROGRAM

     The underlying properties represent Ocean's undivided interests in oil and natural gas leases and the production from existing and future wells on those leases. Accordingly, if Ocean successfully drills additional wells on acreage covered by these leases or successfully conducts other development activities, those activities will enhance production from the underlying properties and the trust will benefit from increased production.

     Without development projects, the underlying properties would typically experience a 13% annual natural rate of decline in production. The planned development expenditures included in the reserve report are expected to reduce the rate of decline in production to approximately 4% per year. Ocean intends to spend additional amounts to further develop the underlying properties, which Ocean believes should reduce the rate of decline in production to approximately 2% per year for at least the next three years.

ADDITIONAL DEVELOPMENT OPPORTUNITIES

     Ocean believes that the underlying properties will offer economic development projects that are not included in existing proved reserves. These additional development opportunities could significantly increase production and proved reserves and offset the normal rate of decline.

     Costs per Mcfe associated with reserves added through additional development projects are expected to be consistent with historical costs. Costs will be deducted from the net profits interests as they are paid and will lower monthly distributions. These projects should slow the decline in production, resulting in additional net proceeds available for distribution by the trust in subsequent years.

     Additional development opportunities include:

     - adding compression;

     - performing mechanical and chemical treatments to stimulate production rates; and

     - drilling additional wells, some of which may utilize horizontal well technology.

     Ocean believes each type of additional development opportunity will be implemented in each of the productive areas over a period of years. Although actual development costs incurred will depend on the results of these development activities, Ocean expects total annual development costs for both planned development and additional development opportunities will be approximately $10 to 11 million on the underlying properties for at least the next five years.

     Ocean may face conflicts of interest in allocating its resources between additional development of the underlying properties and development of other oil and natural gas properties that it now owns or may own in the future. Ocean allocates discretionary resources for development based on expected rates of return. The underlying properties have historically provided attractive rates of return on development projects compared to Ocean's other properties, and are expected to continue to do so in the future.

SUBSTANTIAL OPERATING MARGINS

     The underlying properties have historically generated substantial operating margins. The following table shows Ocean's operating information per Mcfe for the underlying properties for each of the years ended December 31, 1996, 1997 and 1998 and the twelve months ended March 31, 1999.

                                                                                        TWELVE
                                                                                        MONTHS
                                                            YEAR ENDED DECEMBER 31,      ENDED
                                                            ------------------------   MARCH 31,
                                                             1996     1997     1998      1999
                                                            ------   ------   ------   ---------
Sales price (net of transportation costs).................  $2.10    $1.97    $1.63      $1.55
Expenses:
  Production expenses.....................................   0.16     0.15     0.17       0.17
  Production and property taxes...........................   0.09     0.10     0.08       0.08
  Overhead................................................   0.07     0.07     0.09       0.09
                                                            -----    -----    -----      -----
          Total expenses..................................   0.32     0.32     0.34       0.34
                                                            -----    -----    -----      -----
Operating margin..........................................  $1.78    $1.65    $1.29      $1.21
                                                            =====    =====    =====      =====

CONTROL OF NATURAL GAS GATHERING SYSTEMS

     In the Bear Paw area, a majority-owned subsidiary of Ocean operates natural gas gathering systems for nearly all of the production from the underlying properties. Through its ownership of gathering operations, Ocean is able to optimize natural gas production. In the Arkoma Basin, Ocean markets its natural gas production through gathering systems primarily operated by third parties.

                                PROVED RESERVES

     The following table provides, as of July 1, 1999, estimated proved natural gas reserves and undiscounted and discounted estimated future net cash flows for the underlying properties and the net profits interests. Proved reserves in the table are based on an average natural gas price realized by Ocean as of July 1, 1999, which was $1.68 per Mcf of natural gas. The amounts of estimated future net cash flows from proved reserves shown in the table are before income taxes. Discounted future net cash flows are based on a discount rate of 10%, which is the rate required by the Securities and Exchange Commission. Reserve estimates are subject to revision.

                                                PROVED             ESTIMATED FUTURE NET CASH FLOWS
                                               RESERVES                 FROM PROVED RESERVES
                                               ---------        -------------------------------------
                                               GAS(MMCF)         UNDISCOUNTED            DISCOUNTED
                                               ---------        ---------------         -------------
                                                                (IN THOUSANDS, EXCEPT PER UNIT DATA)
Underlying properties (100%):
  Arkoma Basin
     Arkansas................................   178,556            $274,175               $154,027
     Oklahoma................................    23,313              31,181                 16,869
  Bear Paw Area
     Montana.................................   137,301              98,310                 54,835
                                               --------            --------               --------
          Total..............................   339,170            $403,666               $225,731
                                               ========            ========               ========
Underlying properties (45%)..................   152,627            $181,826               $101,690
Net profits interest (a).....................   113,037            $181,826               $101,690
Per trust unit...............................      9.42            $  15.15               $   8.47

---------------

(a) Proved reserves for the net profits interests are calculated by determining the amount of reserves with sufficient value to pay 45% of the future estimated costs, before overhead and trust administrative expenses, that are deducted in calculating net profits, and subtracting that amount from 45% of proved reserves of the underlying properties. Overhead charged to the underlying properties operated by Ocean was $2.8 million in 1998 and trust
    administrative expenses are expected to be approximately $            per
    year. Accordingly, proved reserves for the net profits interests reflect quantities that are calculated after reductions for future costs and expenses based on price and cost assumptions used in the reserve estimates.

               HISTORICAL RESULTS FROM THE UNDERLYING PROPERTIES

     The following table provides natural gas sales volumes, average sales prices, revenues, direct operating expenses, development costs and overhead relating to the underlying properties for each of the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999. The unaudited statements were prepared on a basis consistent with the audited statements and, in the opinion of Ocean, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the revenues, direct operating expenses, development costs and overhead relating to the underlying properties for the periods presented. See the audited statements of revenues and direct operating expenses of the underlying properties for the years ended December 31, 1996, 1997 and 1998 and the unaudited statements of revenues and direct operating expenses of the underlying properties for the three months ended March 31, 1998 and 1999 beginning on page F-3 in this prospectus.

                                                                         THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,          MARCH 31,
                                           ---------------------------   -------------------
                                            1996      1997      1998       1998       1999
                                           -------   -------   -------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER UNIT DATA)
Natural Gas Sales Volume (Mcfe)..........   30,736    34,197    33,067     8,428      8,175
Natural Gas Average Price (per Mcfe).....  $  2.10   $  1.97   $  1.63   $  1.78    $  1.46
Gas Sales Revenues (net of transportation
  costs).................................  $64,557   $67,457   $54,048   $15,042    $11,929
Direct Operating Expenses:
  Production and property taxes..........    2,721     3,333     2,793       691        526
  Production expenses....................    5,017     5,239     5,785     1,579      1,412
                                           -------   -------   -------   -------    -------
          Total..........................    7,738     8,572     8,578     2,270      1,938
                                           -------   -------   -------   -------    -------
Excess of Revenues over Direct Operating
  Expenses...............................  $56,819   $58,885   $45,470   $12,772    $ 9,991
                                           =======   =======   =======   =======    =======
Development Costs........................  $ 8,623   $12,005   $15,183   $ 3,260    $   691
                                           =======   =======   =======   =======    =======
Overhead.................................  $ 2,153   $ 2,435   $ 2,831   $   629    $   756
                                           =======   =======   =======   =======    =======

                       2000 PROJECTED CASH DISTRIBUTIONS

     The following table provides projected cash distributions to be received by trust unitholders during the year 2000. The calculations assume realized prices of $1.90 per Mcf of natural gas, which is based on an assumed $2.40 per MMBtu NYMEX price, and assume sales volumes indicated in the reserve report. The projections were prepared by Ocean as its best estimate of cash distributions to trust unitholders during calendar year 2000, based on these pricing assumptions and other assumptions that are described in "Projected Cash Distributions -- Significant Assumptions Used to Prepare the 2000 Projected Cash Distributions." Our independent auditors have not examined, compiled or otherwise applied procedures to the projections presented herein and, accordingly, do not express an opinion or any other form of assurance on them. Because the trust does not receive cash with respect to production from the underlying properties until approximately 60 days after the end of the month in which production occurs, the projections are derived from an estimate of production from October 1999 through September 2000. The projections and the assumptions on which they are based are subject to significant uncertainties, many of which are beyond the control of Ocean or the trust. ACTUAL CASH DISTRIBUTIONS TO TRUST UNITHOLDERS DURING CALENDAR YEAR 2000, THEREFORE, COULD VARY SIGNIFICANTLY BASED UPON CHANGES IN ANY OF THESE ASSUMPTIONS. Cash distributions to trust unitholders will be particularly sensitive to fluctuations in natural gas prices. See "Projected Cash Distributions -- Sensitivity of 2000 Projected Cash Distributions to Natural Gas Prices" which shows estimated effects to cash distributions from changes in natural gas prices. As a result of typical production declines for natural gas properties, production estimates generally decrease from year to year. ACCORDINGLY, THE PROJECTED 2000 CASH DISTRIBUTIONS ARE NOT NECESSARILY INDICATIVE OF DISTRIBUTIONS FOR FUTURE YEARS. Because payments to the trust will be generated by depleting assets, a portion of each distribution may represent a return of your original investment. See "Risk Factors -- Trust Assets Are Depleting Assets."

                                                            AMOUNT
                                                     ---------------------
                                                        (IN THOUSANDS,
                                                     EXCEPT PER UNIT DATA)
Underlying Properties
  Natural Gas Sales Volumes (Mcfe).................          34,162
  Natural Gas Assumed Sales Price (per Mcfe).......         $  1.90
Calculation of Distributable Income
  Natural Gas Sales Revenues.......................         $64,957
  Costs:
     Production and property taxes.................           3,313
     Production expenses...........................           4,479
     Overhead......................................           3,324
     Development costs.............................          11,000
                                                            -------
          Total....................................          22,116
                                                            -------
  Net proceeds.....................................          42,841
  Net profits percentage...........................              45%
                                                            -------
  Trust royalty income.............................          19,278
  Trust administrative expense.....................             500
                                                            -------
  Trust distributable income.......................         $18,778
                                                            =======

                                                                             CASH DISTRIBUTION
                                                                              AS A PERCENTAGE
                                                                                OF $ TRUST
                                                                                UNIT PRICE
                                                                             -----------------
Per Trust Unit (12,000,000 Trust Units):
  Total cash distributions.........................         $
  Cost depletion tax deduction.....................
                                                            -------
  Taxable income...................................
  Income tax rate..................................
                                                            -------
  Income tax expense...............................
                                                            -------
          Total cash distributions after tax.......         $
                                                            =======

                                  THE OFFERING

Trust units offered
  by the trust.............   9,000,000

Trust units outstanding
after the offering.........  12,000,000, of which 3,000,000 will be owned by
                             Ocean, assuming no exercise of the underwriters' over-allotment option.

Future trust units that may
  be issued to Ocean upon
  contribution of
  additional
  net profits interests to
  the trust................  up to 9,333,310

Use of proceeds............  The trust will contribute all net proceeds from this offering to Ocean and issue 3,000,000 trust units to Ocean in exchange for a 45% net profits interest in the underlying properties from Ocean. Ocean will use the cash it receives from the trust to repay indebtedness under its existing revolving credit facility.

Proposed NYSE symbol.......

     Ocean intends to grant its executive officers options to purchase up to
$          million of its trust units at the initial public offering price. The executive officers will not receive any trust distributions until their options are exercised.

                            INVESTING IN TRUST UNITS

     Investing in the trust units differs from investing in corporate stock in the following ways:

     - to the extent provided in the trust agreement, trust unitholders are owed a fiduciary duty by the property trustee, but not by Ocean;

     - trust unitholders have limited voting rights;

     - trust unitholders are taxed on their allocable share of trust net income;

     - trust unitholders are entitled to federal income tax depletion deductions;

     - substantially all trust income will be distributed to trust unitholders; and

     - trust assets are primarily limited to the net profits interests, which have a finite economic life.

                                  RISK FACTORS

TRUST DISTRIBUTIONS WILL BE SENSITIVE TO CHANGING OIL AND NATURAL GAS PRICES

     The trust's monthly cash distributions are highly dependent upon the prices realized from the sale of natural gas. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the trust and Ocean. These factors include, among others:

     - weather conditions;

     - the supply and price of foreign oil and natural gas;

     - the level of consumer product demand;

     - worldwide economic conditions;

     - political conditions in the Middle East and other oil-producing regions;

     - the price and availability of alternative fuels;

     - the proximity to, and capacity of, transportation facilities; and

     - worldwide energy conservation measures.

     Moreover, government regulations, such as regulation of natural gas transportation and price controls, can affect product prices in the long term.

     Lower oil and natural gas prices will reduce net profits to which the trust is entitled and may ultimately reduce the amount of oil and natural gas that is economic to produce from the underlying properties. The volatility of energy prices reduces the accuracy of estimates of future cash distributions to trust unitholders.

TRUST DISTRIBUTIONS ARE AFFECTED BY PRODUCTION AND DEVELOPMENT COSTS

     Production and development costs on the underlying properties will be deducted in the calculation of the trust's share of net proceeds. Accordingly, higher or lower production and development costs will directly decrease or increase the amount received by the trust for its net profits interests. For a summary of these costs for the last three years, see "The Underlying Properties -- Historical Results from the Underlying Properties."

     If development and production costs of underlying properties located in a particular state exceed the proceeds of production from the properties in that state, the trust will not receive net proceeds for those properties until future proceeds from production in that state exceed the total of the excess costs plus accrued interest during the deficit period. Development activities may not generate sufficient additional revenue to repay the costs.

PRODUCTION RISKS CAN ADVERSELY AFFECT TRUST DISTRIBUTIONS

     The occurrence of drilling, production or transportation disruptions at any of the underlying properties will reduce trust distributions by the amount of uninsured costs. For example, accidents may occur which result in personal injuries, property damage, damage to productive formations or equipment and environmental damages. Any uninsured costs would be deducted as a production cost in calculating net proceeds payable to the trust.

TRUST RESERVE ESTIMATES ARE UNCERTAIN

     The value of the trust units will depend upon, among other things, the reserves attributable to the trust's net profits interests. Estimating reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Petroleum engineers consider many factors and make assumptions in estimating reserves. Those factors and assumptions include:

     - historical production from the area compared with production rates from other producing areas;

     - the assumed effect of governmental regulation; and

     - assumptions about future commodity prices, production, development and transportation costs, severance and excise taxes, and capital expenditures.

     Changes in these assumptions can materially change reserve estimates.

     The trust's reserve quantities and revenues are based on estimates of reserve quantities and revenues for the underlying properties. The method of allocating a portion of those reserves to the trust is complicated because the trust holds an interest in net profits and does not own a specific percentage of the oil and natural gas reserves. See "The Underlying Properties -- Oil and Natural Gas Reserves" for a discussion of the method of allocating proved reserves to the trust.

THE TRUST DOES NOT CONTROL OPERATIONS AND DEVELOPMENT

     Ocean is unable to significantly influence the operations or future development of the underlying properties that it does not operate. The current operators of the underlying properties, including Ocean, are under no obligation to continue operating the properties. Ocean can sell any of the underlying properties that it operates and relinquish its control of operations. Neither the property trustee nor trust unitholders have the right to control or influence operations on the underlying properties.

     Working interest owners within the underlying properties, and owners of the gathering and transportation systems upon which the underlying properties depend, are not obligated to approve proposed system expansions.

OCEAN MAY TRANSFER OR ABANDON UNDERLYING PROPERTIES

     Although it does not currently intend to sell any of the underlying properties, Ocean may at any time transfer all or part of the underlying properties. You will not be entitled to vote on any transfer, and the trust will not receive any proceeds from the transfer. Following any material transfer, the underlying properties will continue to be subject to the net profits interests of the trust, but the net proceeds from the transferred property would be calculated separately and paid by the transferee. As a result, any excess costs incurred by the transferee relating to the transferred property will not reduce the net proceeds paid to the trust from the underlying properties retained by Ocean. The transferee would be responsible for all of Ocean's obligations relating to the net profits interests on the portion of the underlying properties transferred, and Ocean would have no continuing obligation to the trust for those properties.

     Ocean or any transferee may abandon any well or property if it reasonably believes that the well or property can no longer produce in commercially economic quantities. This could result in termination of the net profits interest relating to the abandoned well or property.

NET PROFITS INTERESTS CAN BE SOLD OR THE TRUST MAY BE DISSOLVED

     The trustee must sell the net profits interests if the holders of 80% or more of the trust units approve the sale or vote to dissolve the trust. The trustee must also sell the net profits interests if the annual gross proceeds from the underlying properties are less than $1 million for each of two consecutive years after 1999. Sale of all the net profits interests will dissolve the trust. The net proceeds of any sale will be distributed to the trust unitholders.

OCEAN HAS THE RIGHT TO OBTAIN ADDITIONAL TRUST UNITS

     Ocean has the right to cause the trust to issue up to 9,333,310 additional trust units in exchange for the conveyance of additional net profits interests in the underlying properties. Any such conveyance will be at a fixed rate of 266,666 units per 1% net profits interest conveyed. If Ocean acquires additional trust units through the conveyance of additional net profits interests to the trust, Ocean will be able to exercise greater control over matters subject to the vote of trust unitholders.

     Ocean will have the right to cause the trust to either register the sale of any additional trust units acquired by it under the federal securities laws or, in the alternative, to directly sell all or a portion of the trust units and deliver the net proceeds of the sale to Ocean, in each case subject to Ocean's agreement with the underwriters not to sell any trust units until 180 days after the date of this prospectus.

OCEAN'S DISPOSAL OF THE TRUST UNITS IT ACQUIRES FROM THE TRUST MAY REDUCE THE TRUST UNIT MARKET PRICE

     Following the offering, Ocean will own 3,000,000 trust units, or 1,650,000 trust units if the underwriters' over-allotment option is exercised in full. In addition, Ocean has the option to acquire up to 9,333,310 additional trust units after the offering in exchange for additional net profits interests in the underlying properties. Ocean may use some or all of its trust units for a number of corporate purposes, including:

     - selling them for cash; and

     - exchanging them for interests in oil and natural gas properties or securities of oil and natural gas companies.

     If Ocean sells trust units or exchanges trust units in connection with acquisitions, the market price of the trust units may be reduced. Ocean has the right to require the trust to register for sale any trust units owned by it under the federal securities laws.

OCEAN MAY ENTER INTO CONTRACTS THAT ARE NOT NEGOTIATED IN ARM'S-LENGTH TRANSACTIONS

     Ocean and some of its affiliates receive payments under existing contracts for services relating to the underlying properties. Payments to Ocean and its affiliates will be deducted in determining net proceeds payable to the trust. This will reduce the amounts available for distribution to the trust unitholders. These payments will include:

     - reimbursements to Ocean for production and development costs to operate wells;

     - payments to Ocean's affiliates for gathering and transportation services, which in the aggregate are designed to recover the costs of such services; and

     - overhead costs to operate the underlying properties, including engineering, accounting and administrative functions, which Ocean expects will be approximately $3.3 million in 2000.

     Ocean believes that the terms of these arrangements are competitive with those that could be obtained from unrelated third parties. Ocean is permitted under the conveyance agreements creating the net profits interests to enter into new marketing, processing and transportation contracts without any negotiations or other involvement by independent third parties. Provisions in the conveyance agreements, however, require that:

     - future contracts with affiliates relating to marketing, processing or transportation of oil and natural gas cannot materially exceed charges prevailing in the area for similar services; and

     - future oil and natural gas sales contracts with affiliates must provide that the affiliates retain not more than 2% of the proceeds from the sale of production by the affiliates net of transportation and marketing costs.

OCEAN MAY HAVE INTERESTS THAT ARE DIFFERENT FROM YOURS

     Because Ocean has interests in oil and natural gas properties not included in the trust, including properties located near the underlying properties, Ocean may have interests that are different from yours. For example,

     - in setting budgets for development and production expenditures for Ocean's properties, including the underlying properties, Ocean may make decisions that could adversely affect future production from the underlying properties; these decisions could include reducing development expenditures on underlying properties, which could cause natural gas production to decline at a faster rate and result in lower future trust distributions;

     - Ocean could continue to operate an underlying property and continue to earn an overhead fee even though abandonment of the property might result in more net profits being available to trust unitholders; and

     - Ocean could decide to sell or abandon some or all of the underlying properties, and that decision may not be in the best interests of the trust unitholders; for example, Ocean might sell some or all of the underlying properties to a third party who could reduce development expenditures on those properties, or Ocean could abandon a marginal well that otherwise would continue to produce a net profit to the trust.

     Except for specified matters that require approval of the trust unitholders described in "Description of the Trust Agreement," the documents governing the trust do not provide a mechanism for resolving these conflicting interests.

TRUST UNITHOLDERS WILL HAVE LIMITED VOTING RIGHTS

     Your voting rights as a trust unitholder are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for an annual or other periodic re-election of the trustee. Additionally, trust unitholders have no voting rights in Ocean and therefore will have no ability to influence its operations of the underlying properties.

TRUST UNITHOLDERS WILL HAVE LIMITED ABILITY TO ENFORCE RIGHTS

     The trust agreement permits the property trustee and the trust to sue Ocean or any other future owner of the underlying properties to honor the net profits interests. If the property trustee does not take appropriate action to enforce provisions of the net profits interests, your recourse as a trust unitholder would be limited to bringing a lawsuit against the property trustee to compel the property trustee to take specified actions. You would not be able to sue Ocean or any future owner of the underlying properties.

OCEAN'S LIABILITY TO THE TRUST IS LIMITED

     The net profits interest conveyance provides that Ocean will not be liable to the trust for the manner in which it performs its duties in operating the underlying properties as long as it acts in good faith.

TRUST ASSETS ARE DEPLETING ASSETS

     The net proceeds payable to the trust are derived from the sale of depleting assets. Accordingly, the portion of the distributions to trust unitholders attributable to depletion may be considered a return of capital. The reduction in proved reserve quantities is a common measure of the depletion. Future maintenance and development projects on the underlying properties will affect the quantity of proved reserves. The timing and size of these projects will depend on the market prices of oil and natural gas. If operators of the underlying properties do not implement additional maintenance and development projects, the future rate of production decline of proved reserves may be higher than the rate currently expected by Ocean. For federal income tax purposes, depletion is reflected as a deduction,
which is anticipated to be $     per trust unit in 2000, based on a trust unit
purchase price of $          . See "Federal Income Tax Consequences -- Tax
Treatment of Operations -- Royalty Income and Depletion."

AN IRS RULING WILL NOT BE REQUESTED

     The availability to a trust unitholder of the federal income tax benefits of an investment in the trust depends on the classification of the trust as a partnership for federal income tax purposes. The trust has received an opinion of tax counsel to the effect that the trust will be classified as a partnership for federal income tax purposes. This means that:

     - you will be taxed on your allocable share of the trust's net income, regardless of whether you receive cash distributions from the trust; and

     - you will be allowed depletion deductions equal to the greater of percentage depletion or cost depletion, computed with respect to your pro rata share of the trust's basis in the net profits interests. See "Federal Income Tax Consequences."

     Neither Ocean nor the property trustee has requested or is expected to request a ruling from the IRS regarding any matter affecting the trust or the trust unitholders. Neither Ocean nor the trust can assure you that they would be granted such a ruling if requested. Moreover, there can be no assurance that the law will not be changed so as to cause the trust to be treated as an association taxable as a corporation for federal income tax purposes or otherwise subject to entity-level taxation.

     Trust unitholders should be aware of possible state tax implications of owning trust units. See "State Tax Considerations."

THE TRUST'S NET PROFITS INTERESTS MAY NOT BE RESPECTED IN BANKRUPTCY

     Although the matter is not entirely free from doubt, Ocean believes that the net profits interests should constitute real property interests under Arkansas, Montana and Oklahoma law. Ocean will record the conveyances in the appropriate real property records of Arkansas, Montana and Oklahoma. If during the term of the trust Ocean or any successor owner of the underlying properties should become a debtor in a bankruptcy proceeding, it is not entirely clear that the net profits interests would be treated as real property interests under the laws of Arkansas, Montana and Oklahoma. If a determination were made in a bankruptcy proceeding that a net profits interest did not constitute a real property interest under applicable state law, it could be designated an executory contract. An executory contract is a term used, but not defined, in the federal bankruptcy code to refer to a contract under which the obligations of both the debtor and the other party are so unsatisfied that the failure of either to complete performance would constitute a material breach excusing performance by the other. If a net profits interest were designated an executory contract and rejected in the bankruptcy proceeding, Ocean would not be required to perform its obligations under the net profits interest and the trust would seek damages as one of Ocean's unsecured creditors. Although no assurance can be given, Ocean does not believe that the net profits interests should be subject to rejection in a bankruptcy proceeding as executory contracts.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 about Ocean and the trust that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document, including, without limitation, statements under "Prospectus Summary" and "Risk Factors" regarding the financial position, business strategy, production and reserve growth, and other plans and objectives for the future operations of Ocean and the trust are forward-looking statements.

     Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. Forward-looking statements are subject to risks and uncertainties and include statements made in this prospectus under "Projected Cash Distributions," statements pertaining to future development activities and costs, and other statements in this prospectus that are prospective and constitute forward-looking statements.

     When used in this document, the words "believes," "expects," "anticipates," "intends" or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of the energy industry in general, and Ocean and the trust in particular, and could cause those results to differ materially from those expressed in such forward-looking statements:

     - risks incident to the drilling and operation of oil and gas wells;

     - future production and development costs;

     - the effect of existing and future laws and regulatory actions;

     - the political and economic climate in the foreign jurisdictions in which Ocean conducts oil and gas operations;

     - the effect of changes in commodity prices, hedging activities and conditions in the capital markets; and

     - competition from others in the energy industry.

     For additional information with respect to these factors, see "Where You Can Find More Information." This document describes other important factors that could cause actual results to differ materially from expectations of Ocean and the trust, including under the heading "Risk Factors." All written and oral forward-looking statements attributable to Ocean or the trust or persons acting on behalf of Ocean or the trust are expressly qualified in their entirety by such factors.

                                USE OF PROCEEDS

     The trust will receive all proceeds from the sale of the trust units after deducting underwriting discounts and the costs of the offering, which are
estimated to be $          assuming an initial public offering price of $
per unit. At completion of the offering, the trust will acquire the net profits interests from Ocean in exchange for the payment by the trust to Ocean of all of the net proceeds of this offering and the issuance by the trust to Ocean of 3,000,000 trust units. Ocean intends to apply the cash it receives from the trust and from the sale of any units pursuant to the underwriters' overallotment option to repay outstanding indebtedness under its existing revolving credit
facility. As of             , 1999, Ocean owed $     million under the credit
facility. Amounts outstanding under the credit facility mature           and
currently bear interest at an annual rate of      %.

                               OCEAN ENERGY, INC.

     Ocean is one of the largest independent exploration and production companies in the United States, primarily engaged in exploring for and producing natural gas and crude oil. Ocean had total proved reserves of 2.98 Tcfe as of December 31, 1998 on a pro forma basis, approximately 61% of which are natural gas.

     Ocean's North American operations are focused on the shelf and deepwater areas of the Gulf of Mexico and in the Anadarko, Arkoma and Permian Basins, East Texas and Rocky Mountain regions. Internationally, Ocean explores for and produces oil and gas in West Africa, Egypt, Russia and Indonesia. In addition, Ocean has exploration programs underway in Angola, Pakistan, Bangladesh and Yemen. As of December 31, 1998, Ocean's acreage position comprised more than 40 million gross acres worldwide.

     Ocean employs approximately 1,500 people and its principal executive offices are located at 1001 Fannin, Suite 1600, Houston, Texas 77002. For more information about Ocean, see "Where You Can Find More Information."

                                   THE TRUST

     The trust is a statutory business trust created under the Delaware Business Trust Act in July 1999. Bank One, Texas, N.A., as property trustee, will be responsible for trust administration. In addition, Bank One Delaware, Inc. will act as Delaware trustee of the trust. The Delaware trustee will have only minimal rights and duties as are necessary to satisfy requirements of the Delaware Business Trust Act.

     The property trustee can authorize the trust to borrow money to pay trust administrative or incidental expenses that exceed cash held by the trust. The property trustee may authorize the trust to borrow from the property trustee as a lender provided the terms of the loan are fair to the trust unitholders. The property trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the trust at least equals amounts paid by the property trustee on similar deposits.

     The trust will pay the property trustee a fee of $     per year and a fee
of $          for services to dissolve the trust. The trust will pay the
Delaware trustee a fee of $       per year. The trust will also incur legal,
accounting and engineering fees, printing costs and other expenses that are deducted from the 45% of net proceeds received by the trust before distributions are made to trust unitholders. Total administrative expenses of the trust on an
annualized basis are expected to be approximately $          .

                          PROJECTED CASH DISTRIBUTIONS

     Ocean will create the net profits interests through three conveyances to the trust of 45% net overriding royalty interests, referred to in this prospectus as net profits interests, carved from Ocean's interests in properties in Arkansas, Montana and Oklahoma. The net profits interests will entitle the trust to receive 45% of the net proceeds from the sale of natural gas attributable to the underlying properties. Net proceeds equal the gross proceeds received by Ocean from the sale of production less property and production taxes, development, production, transportation and marketing costs and overhead. For a more detailed description of net proceeds, see "Computation of Net Proceeds."

     The amount of trust revenues and cash distributions to trust unitholders will depend primarily upon:

     - natural gas prices;

     - the volume of oil and natural gas produced and sold; and

     - taxes and development, production, transportation and marketing costs and overhead.

                       2000 PROJECTED CASH DISTRIBUTIONS

     The following table provides projected cash distributions to be received by trust unitholders during the year 2000. The calculations assume realized prices of $1.90 per Mcf of natural gas, which is based on an assumed $2.40 per MMBtu NYMEX price, and assume sales volumes indicated in the reserve report. The projections were prepared by Ocean as its best estimate of cash distributions to trust unitholders during calendar year 2000 based on these pricing assumptions and other assumptions that are described in "-- Significant Assumptions Used to Prepare the 2000 Projected Cash Distributions." Ocean's independent auditors have not examined, compiled or otherwise applied procedures to the projections presented herein and, accordingly, do not express an opinion or any other form of assurance on them. Because the trust does not receive cash with respect to production from the underlying properties until approximately 60 days after the end of the month in which it is produced, the projections are derived from an estimate of production from October 1999 through September 2000. The projections and the assumptions on which they are based are subject to significant uncertainties, many of which are beyond the control of Ocean or the trust. ACTUAL CASH DISTRIBUTIONS TO TRUST UNITHOLDERS DURING CALENDAR YEAR 2000, THEREFORE, COULD VARY SIGNIFICANTLY BASED UPON CHANGES IN ANY OF THESE ASSUMPTIONS. Cash distributions to trust unitholders will be particularly sensitive to fluctuations in natural gas prices. See "-- Sensitivity of 2000 Projected Cash Distributions to Natural Gas Prices" which shows estimated effects to cash distributions from changes in natural gas prices. As a result of typical production declines for natural gas properties, production estimates generally decrease from year to year. ACCORDINGLY, THE PROJECTED 2000 CASH DISTRIBUTIONS ARE NOT NECESSARILY INDICATIVE OF DISTRIBUTIONS FOR FUTURE YEARS. Because payments to the trust will be generated by depleting assets, a portion of each distribution may represent a return of your original investment. See "Risk Factors -- Trust Assets Are Depleting Assets."

                                                         AMOUNT
                                                  ---------------------
                                                     (IN THOUSANDS,
                                                  EXCEPT PER UNIT DATA)
Underlying Properties
  Natural Gas Sales Volumes (Mcfe)..............          34,162
  Natural Gas Assumed Sales Price (per Mcfe)....         $  1.90
Calculation of Distributable Income
  Natural Gas Sales Revenues....................         $64,957
  Costs:
     Production and property taxes..............           3,313
     Production expenses........................           4,479
     Overhead...................................           3,324
     Development costs..........................          11,000
                                                         -------
          Total.................................          22,116
                                                         -------
  Net proceeds..................................          42,841
  Net profits percentage........................             45%
                                                         -------
  Trust royalty income..........................          19,278
  Trust administrative expense..................             500
                                                         -------
  Trust distributable income....................         $18,778
                                                         =======

                                                                          CASH DISTRIBUTION
                                                                          AS A PERCENTAGE OF
                                                                             $ TRUST UNIT
                                                                                PRICE
                                                                          ------------------
Per Trust Unit (12,000,000 Trust Units):........
  Total cash distributions......................         $
  Cost depletion tax deduction..................
                                                         -------
  Taxable income................................
  Income tax rate...............................
                                                         -------
  Income tax expense............................
                                                         -------
  Total cash distributions after tax............         $
                                                         =======

     SENSITIVITY OF 2000 PROJECTED CASH DISTRIBUTIONS TO NATURAL GAS PRICES

     Ocean prepared the following unaudited tables, which demonstrate the estimated effect that changes in the prices for natural gas could have on trust distributions. The following tables show:

     - the projected cash distributions per trust unit for calendar year 2000;

     - the resulting projected cash distributions per trust unit as a percentage of the purchase price of the trust unit; and

     - the resulting projected cash distributions per trust unit as a percentage of the purchase price of the trust unit, after payment of all federal income tax, net of available deductions, at the highest individual tax rate of 39.6%.

     THE TABLES ARE NOT A PROJECTION OR FORECAST OF THE ACTUAL OR ESTIMATED RESULTS FROM AN INVESTMENT IN THE TRUST UNITS. THE PURPOSE OF THE TABLES IS TO ILLUSTRATE THE SENSITIVITY OF CASH DISTRIBUTIONS AND CASH DISTRIBUTIONS AS A PERCENTAGE OF TRUST UNIT PURCHASE PRICE TO CHANGES IN THE PRICES OF NATURAL GAS. THERE IS NO ASSURANCE THAT THE ASSUMPTIONS DESCRIBED BELOW WILL ACTUALLY OCCUR OR THAT THE PRICES OF NATURAL GAS WILL NOT CHANGE BY AMOUNTS DIFFERENT FROM THOSE SHOWN IN THE TABLES.

     Due to the seasonal demand for natural gas, the amount of monthly cash distributions from the trust is expected to vary during the year. Month-to-month distributions will also vary based on the timing of development expenditures and the net proceeds, if any, generated by development projects.

                                                                NYMEX GAS PRICE PER MMBTU
                                                              -----------------------------
                                                              $2.25   $2.50   $2.75   $3.00
                                                              -----   -----   -----   -----
Wellhead Gas Price per Mcf..................................  $1.75   $2.00   $2.25   $2.50
Sensitivity of Projected Total Cash Distributions Per Trust
  Unit......................................................   1.38    1.69    1.99    2.29
Sensitivity of Projected Pre-Tax Cash Distributions as a
  Percentage of Trust Unit Price of $     ..................
Sensitivity of Projected After-Tax Cash Distributions as a
  Percentage of Trust Unit Price of $     ..................

SIGNIFICANT ASSUMPTIONS USED TO PREPARE THE 2000 PROJECTED CASH DISTRIBUTIONS

     Timing of Actual Distributions. In preparing the 2000 projected cash distributions and sensitivity tables above, the revenues and expenses of the trust were calculated based on the terms of the conveyances creating the trust's net profits interests. These calculations are described under "Computation of Net Proceeds." Because net proceeds from production during October through December in each year will in fact be distributed from the trust in the following year, the cash distributions for 2000 represent projected cash distributable income from the trust for production for the period from October 1999 through September 2000.

     Production Estimates. Production estimates for 2000 are based on the reserve report. The reserve report assumed constant prices at July 1, 1999, based on the weighted average wellhead natural gas price at July 1, 1999 of $1.68 per Mcf. Production from the underlying properties for 2000 is estimated to be 34,162 MMcfe of natural gas. See "-- Natural Gas Prices" below for a description of changes in production due to price variations. Sales for 1998 on a cash basis were 33,779 MMcfe of natural gas. Differing levels of production will result in different levels of distributions and cash returns.

     Natural Gas Prices. Natural gas prices assumed in the 2000 projected cash distributions estimate and shown in the tables are based on wellhead prices for natural gas. The 2000 projected cash distributions estimate assumes wellhead natural gas prices of $1.90 per Mcf. Wellhead price is the net price received for natural gas after all deductions for transportation, marketing and gathering. The weighted average price of natural gas production from the underlying properties during 1998 was $1.63 per Mcfe. This was approximately $0.48 below the average of the monthly closing NYMEX natural gas futures contract prices for the same period. However, if previously occurring location, quality and other differentials continue in the future, there may be more significant differences between the natural gas price received and the NYMEX price.

     The adjustments to wellhead natural gas prices applied in the above tables are based upon an analysis by Ocean of the historic price differentials for production from the underlying properties with consideration given to gravity, quality and transportation and marketing costs that may affect these differentials in 2000. There is no assurance that these assumed differentials will recur in 2000.

     When natural gas prices decline, the operators of the underlying properties may elect to reduce or completely suspend production. No adjustments have been made to estimated 2000 production to reflect potential reductions or suspensions of production.

     Production Expenses and Taxes, Development Costs and Overhead. For 2000, Ocean estimates production expenses and taxes to be $7.8 million, development costs to be $11.0 million and overhead to be $3.3 million. Estimated overhead reflects an increase in the number of active operated completions and a 5% increase in overhead rates. For a description of production expenses and development costs, see "Computation of Net Proceeds."

     Administrative Expense. Trust administrative expense for 2000 is assumed to
be $       ($     per trust unit). See "The Trust."

     Projected After-Tax Cash Distributions as a Percentage of Trust Unit Price
of $          . Because the net profits interests are depleting assets, a portion of each distribution may be considered a return of your original investment for federal income tax purposes. For a discussion of alternative ways of measuring the depletion of oil and natural gas assets, see "Federal Income Tax Consequences."

     The Projected After-Tax Cash Distributions as a Percentage of Trust Unit
Price of $          were computed by:

     - determining the amount of federal income tax that would be paid on the cash distributions at the assumed highest individual effective tax rate for 2000 of 39.6%, taking into account a cost depletion tax deduction of
       $     per trust unit;

     - subtracting this income tax amount from the annual cash distributions;
       and

     - dividing the result by $     per trust unit.

     Cost depletion is calculated by multiplying the assumed trust unit purchase
price of $          by the cost depletion rate of   %. This rate was estimated
by dividing estimated 2000 production by July 1, 1999 proved reserves estimated in the reserve report. See "Federal Income Tax Consequences."

     When the distributions are less than $     per trust unit, the Projected
After-Tax Cash Distributions as a Percentage of Trust Unit Price of $
would be the same or greater than the Projected Pre-Tax Cash Distributions as a Percentage of Trust Unit Price because of cost depletion. In all instances, each trust unitholder is assumed to have a regular federal income tax liability sufficient to utilize the depletion deduction. Alternative minimum tax implications have not been considered. The effect of state income taxes has not been taken into account in computing the Projected After-Tax Cash Distributions
as a Percentage of Trust Unit Price of $          . See "State Tax
Considerations."

                           THE UNDERLYING PROPERTIES

     Ocean owns the underlying properties. Following the offering and the conveyance by Ocean of the 45% net profits interest to the trust, Ocean will own the underlying properties, subject to the net profits interests that will be conveyed to the trust. Ocean may, at any time, sell all or any portion of the underlying properties, subject to the net profits interests. It has no present intention to do so.

     Ocean's interests in the underlying properties include its undivided interests in oil and natural gas leases and the production from existing and future wells on those leases. Ocean's interests cover the leased acreage and wells drilled on that acreage. When Ocean drills additional wells on the leased acreage covered by its interests, or when it deepens or opens new producing zones in existing wells, any production from those activities is attributable to the underlying properties. Accordingly, those activities, if successful, will increase or replace production from the underlying properties and increase revenues subject to the trust's net profits interest.

     Ocean's interest in substantially all of the underlying properties is referred to in the oil and natural gas industry as a "working interest." A working interest is an interest of an oil and natural gas lease entitling its owner to receive a specified percentage of production, but requiring the owner to bear the cost of exploring for, developing and producing oil and natural gas from the property.

     Where the working interest is held by a number of persons on a single lease, a working interest owner is designated the lease operator by agreement. Ocean operates approximately 88% of the underlying properties based on 1998 production, and established independent producers operate the rest. A lease operator can significantly influence operations on the lease, including the timing and amount of discretionary expenditures for operational and development activities. For that reason it is desirable to operate properties, and it is important that the operator be qualified and experienced.

DISCUSSION AND ANALYSIS OF HISTORICAL RESULTS FROM THE UNDERLYING PROPERTIES

     The following table provides natural gas sales volumes, average sales prices, revenues, direct operating expenses, development costs and overhead relating to the underlying properties for each of the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999. See the audited statements of revenues and direct operating expenses of the underlying properties for the years ended December 31, 1996, 1997 and 1998 and the unaudited statements of revenues and direct operating expenses of the underlying properties for the three months ended March 31, 1998 and 1999 beginning on page F-3 in this prospectus.

                                                                         THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,          MARCH 31,
                                           ---------------------------   -------------------
                                            1996      1997      1998       1998       1999
                                           -------   -------   -------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER UNIT DATA)
Natural Gas Sales Volumes (Mcfe).........   30,736    34,197    33,067     8,428      8,175
Natural Gas Average Prices (per Mcfe)....  $  2.10   $  1.97   $  1.63   $  1.78    $  1.46
Gas Sales Revenues.......................  $64,557   $67,457   $54,048   $15,042    $11,929
Direct Operating Expenses:
  Production and property taxes..........    2,721     3,333     2,793       691        526
  Production expenses....................    5,017     5,239     5,785     1,579      1,412
                                           -------   -------   -------   -------    -------
          Total..........................    7,738     8,572     8,578     2,270      1,938
                                           -------   -------   -------   -------    -------
Excess of Revenues over Direct Operating
  Expenses...............................  $56,819   $58,885   $45,470   $12,772    $ 9,991
                                           =======   =======   =======   =======    =======
Development Costs........................  $ 8,623   $12,005   $15,183   $ 3,260    $   691
                                           =======   =======   =======   =======    =======
Overhead.................................  $ 2,153   $ 2,435   $ 2,831   $   629    $   756
                                           =======   =======   =======   =======    =======

     Volumes. Natural gas sales volumes from the underlying properties increased 11% from 1996 to 1997 and decreased 3% from 1997 to 1998. The 1997 increase was primarily due to additional reserves from development projects. The 1998 decrease was primarily due to normal production declines and curtailments in Arkansas required because production in previous periods exceeded allowables. Natural gas sales volumes from the underlying properties decreased 3% from the first quarter of 1998 to the first quarter of 1999 due to normal production declines.

     Prices. The average price realized for natural gas decreased 6% from 1996 to 1997 and decreased 17% from 1997 to 1998. The average price realized for natural gas declined 18% from $1.78 per Mcfe for the first quarter of 1998 to $1.46 per Mcfe for the first quarter of 1999.

     Direct operating expenses. Direct operating expenses increased 11% from $7,738,000 in 1996 to $8,572,000 in 1997, primarily due to an increase in production taxes associated with revenue increases. Direct operating expenses remained constant at $8,578,000 in 1998 as an increase in workover expenses was offset by declining production taxes. Direct operating expenses declined 15% from the first quarter of 1998 to the first quarter of 1999, primarily due to lower production taxes.

     Development costs. Development costs increased from $8,623,000 in 1996 to $12,005,000 in 1997 and $15,183,000 in 1998. Development costs decreased from $3,260,000 for the first quarter of 1998 to $691,000 for the first quarter of 1999. Ocean expects development costs to be approximately $10 million to $11 million per year.

     Overhead. Overhead charged to the underlying properties by Ocean was $2,153,000 in 1996, $2,435,000 in 1997 and $2,831,000 in 1998, and was $629,000
for the three months ended March 31, 1998 and $756,000 for the three months ended March 31, 1999. Fluctuations resulted from changes in the number of active operated completions and an increase in overhead rates as a result of inflation.

PRODUCING ACREAGE AND WELL COUNTS

     For the following data, "gross" refers to the total wells or acres on the underlying properties in which Ocean owns a working interest and "net" refers to gross wells or acres on the underlying properties multiplied by the percentage working interest owned by Ocean.

     The underlying properties are interests in developed properties located primarily in natural gas producing regions of Arkansas, Montana and Oklahoma. The following is a summary of the approximate producing acreage of the underlying properties at July 1, 1999.

                                                        GROSS                      NET
                                               -----------------------   -----------------------
                                               DEVELOPED   UNDEVELOPED   DEVELOPED   UNDEVELOPED
                                               ---------   -----------   ---------   -----------
Arkoma Basin
  Arkansas...................................   212,000        4,000       72,000        2,000
  Oklahoma...................................    52,000        5,000       19,000        2,000
Bear Paw Area -- Montana.....................   182,000      114,000      147,000       96,000
                                                -------      -------      -------      -------
Total........................................   446,000      123,000      238,000      100,000
                                                =======      =======      =======      =======

     As of July 1, 1999, the underlying properties contained 1,204 gross (724 net) natural gas producing wells. Of these natural gas producing wells, Ocean operated 863 gross (650 net), and 341 gross (74 net) were not operated by Ocean.

     The following is a summary of the development wells drilled by Ocean on the underlying properties during the last three years and for the six months ended June 30, 1999.

                                                                               SIX MONTHS
                                          YEAR ENDED DECEMBER 31,                ENDED
                                 ------------------------------------------     JUNE 30,
                                     1996           1997           1998           1999
                                 ------------   ------------   ------------   ------------
                                 GROSS   NET    GROSS   NET    GROSS   NET    GROSS   NET
                                 -----   ----   -----   ----   -----   ----   -----   ----
Productive.....................   36     17.0    56     44.9    81     63.6    29     23.6
Non-productive.................   11      6.6    17     10.7    18     16.0    11      8.1
                                  --     ----    --     ----    --     ----    --     ----
          Total................   47     23.6    73     55.6    99     79.6    40     31.7
                                  ==     ====    ==     ====    ==     ====    ==     ====

NATURAL GAS SALES PRICES AND PRODUCTION COSTS

     The following table shows the average sales prices per Mcfe of natural gas produced and the production costs and production and property taxes per Mcfe for the underlying properties:

                                                                                 THREE MONTHS
                                                                                     ENDED
                                                      YEAR ENDED DECEMBER 31,      MARCH 31,
                                                      ------------------------   -------------
                                                       1996     1997     1998    1998    1999
                                                      ------   ------   ------   -----   -----
Natural gas sales prices (net of transportation
  costs)............................................  $2.10    $1.97    $1.63    $1.78   $1.46
Production costs....................................   0.16     0.15     0.17     0.19    0.17
Production and property taxes.......................   0.09     0.10     0.08     0.08    0.06

OVERVIEW OF PRODUCING AREAS

     The underlying properties consist of long-lived gas reserves in northwestern Arkansas, eastern Oklahoma and north central Montana. The Arkoma Basin has produced over 13 Tcf of natural gas since the early part of the 20th century and is expected to produce beyond the year 2050. Since its discovery in 1966, the Bear Paw area has produced in excess of 500 Bcf of natural gas.

  Arkoma Basin

     Overview. The first commercially productive natural gas completion in the Arkoma Basin was made in 1902, and almost 1.8 million productive acres have been developed since. There are currently over 6,400 active completions in the Arkoma Basin, with cumulative production of over 13 Tcf of natural gas and 980,000 barrels of oil. The underlying properties are concentrated in the Cecil and Aetna Fields, primarily in Crawford, Franklin, Logan and Sebastian counties in northwestern Arkansas and in the Ashland, Reams Northwest and Kinta Fields, primarily in Coal, Pittsburg, Haskell and Le Flore counties in eastern Oklahoma. The underlying properties also include interests in the Peter Pender, Clarksville and Ewing Fields in Arkansas, as well as in various other fields. Production occurs from sands ranging in depth from less than 1,000 feet to more than 10,000 feet, with over 20 known producing zones. Ocean's projected 2000 net daily production in the underlying properties in this area as derived from the reserve report is approximately 53.7 MMcf per day.

     Low Production Expenses. Arkoma Basin production is primarily dry, sweet gas with minor amounts of water production. Typically, wells in this area exhibit high productivity with low lifting costs because artificial lift and fluid separation facilities are generally not required. Reduced wellhead pressures via compression allow for significant increases in producing rates and in the producing life of the wells.

     Within major producing areas in the Arkoma Basin, acreage in the underlying properties is concentrated in large blocks of contiguous leases, with Ocean operating 65% of the existing wells on the underlying properties in Arkansas and 24% of the existing wells on the underlying properties in Oklahoma. Wells operated by Ocean account for 86% of the discounted present value of estimated future net revenue and 86% of net production in this area of the underlying properties.

     These producing characteristics and the geographic concentration of operated leases allow Ocean to centralize compression facilities to enhance production and reserves while minimizing field personnel and compression expenses. As Ocean operates a large percentage of these wells, Ocean has additional control over the timing and amount of development expenditures, including installation of compression.

     Low Risk Reserves. Proved developed reserves account for 94% of the discounted present value of estimated future net revenues on the underlying properties in this area. Over 90% of the proved reserves associated with the underlying properties in the Arkoma Basin are producing reserves requiring no significant future capital expenditures.

     Production. The Cecil and Aetna fields are the two largest gas fields in Arkansas, and Ocean is the largest gas producer in these fields, as well as in the state. Nearly 70% of Ocean's production in the underlying properties in the Arkoma Basin is from the Cecil and Aetna fields. Current net production from these properties exceeds 57 MMcf per day, with 86% of the net production from wells operated by Ocean.

     Production Operations. Ocean operates 378 gross wells in the underlying properties in the Arkoma Basin and owns working interests in 300 additional wells. Ocean's average working interest in the 678 wells is 45%, with a 63% average working interest in the operated wells. Because of the stacked nature of productive sands, 161 of the working interest wells are completed in two or more zones, resulting in a total of 839 producing completions, 496 of which are operated by Ocean. The use of dual, and sometimes triple, completions allows accelerated production of reserves without having to drill additional wells or wait many years for deeper completions to deplete before bringing the shallower sands on production. Multiple completions also reduce capital and operating costs relative to multiple wells.

     Historical and Future Development Activity. Ocean has drilled or participated in the drilling of 98 wells in the underlying properties in the Arkoma Basin over the last three years. Although the Arkoma Basin is a mature province, Ocean believes that the presence of multiple pay sands coupled with complex faulting and stratigraphy should result in additional opportunities. Ocean currently has 20 proved undeveloped locations scheduled for drilling within the next 18 months. Estimated ultimate recovery from these locations totals 12.2 Bcf based on planned capital expenditures of approximately $6.3 million, for a discounted present value of estimated future net revenue of $8.1 million. Identified drilling locations range from 2,500 to 10,000 feet in depth at estimated gross drilling and completion costs per well of $225,000-$900,000. Drilling costs in the Arkoma Basin are relatively inexpensive due primarily to lower than normal pressures and lack of water bearing sands which allow wells to be drilled with air rather than conventional drilling fluids. Ocean has also identified 20 behind pipe recompletion opportunities with 2.3 Bcf of proved reserves. Typical gross recompletion costs average $70,000 per recompletion.

     As a result of scheduled development drilling and recompletions over the next three years, net production from the underlying properties in this area is expected to decline approximately 1% per year. Without a continuing development program, production from the underlying properties in this area would normally decline about 10% per year.

     Compression Potential. Ocean's gas wells in the underlying properties in the Arkoma Basin produce into gathering systems that operate at various operating pressures. While production from specific wells is delivered at the gathering systems' pressure, the producing reservoirs may benefit significantly from lower pressures at the wellhead, accomplished through compression. Such lower pressures may allow increased production and recoverable reserves. Ocean believes that wells in its Aetna, Cecil and Kinta fields hold the greatest potential to benefit from additional compression facilities, with approximately a third of company operated wells standing to benefit. Within the past few months, Ocean has installed compression on six wells in the Cecil and Aetna fields, and has increased net daily flow rates by approximately 1.5 MMcf per day.

     Cost Reduction Potential. Ocean's lifting costs for the underlying properties in the Arkoma Basin are approximately $0.21 per Mcfe, which Ocean believes is among the lowest in the region. In spite of this efficiency of operations, Ocean has embarked on a company wide campaign to reduce field operating costs. Several measures have already been implemented in the underlying properties, which are expected to result in net annual savings of approximately $150,000. Ocean believes that installation of new central point compression facilities and efficiencies gained through field automation could result in additional savings. These synergies have not been reflected in the lease operating expense summaries or the reserve report.

     Control of Natural Gas Gathering Systems. In the Aetna field, Ocean and its working interest owners own and operate the gathering system allowing optimal management of operations. In the remaining fields, Ocean's natural gas is gathered primarily by a third party gathering company with which Ocean has a long relationship.

  Bear Paw Area

     Overview. The underlying properties in the Bear Paw area consist of long-lived gas reserves in north central Montana. Ocean's production from the Bear Paw area, in north central Montana, makes Ocean the largest natural gas producer in the state of Montana. Since discovery in 1966, the area has produced in excess of 500 Bcf of natural gas primarily from the Cretaceous Eagle formation at 1,200 to 2,000 feet. The underlying properties include approximately 243,000 net acres in this area, with Ocean operating over 95% of the underlying properties in the Bear Paw area. Ocean's projected 2000 net daily production in the underlying properties in this area as derived from the reserve report is approximately 39.1 MMcf of natural gas.

     Low Production Expenses. Ocean's production in the underlying properties consists of gas from unitized fields, non-unit fields, and Ocean operated and non-operated properties. Approximately 95% of Bear Paw 2000 production is expected to come from Ocean operated properties. The production is dry, sweet gas with only minor amounts of water production. Consequently, the Bear Paw area has a long history of low operating costs. Production expenses were $0.07 per Mcf in 1996 and 1997 and $0.06 per Mcf in 1998.

     Low Risk Reserves. Proved developed reserves account for 81% of the discounted present value of estimated future net revenues on the underlying properties in this area. Nearly 67% of the proved reserves associated with the underlying properties in the Bear Paw area are producing reserves requiring no significant future capital expenditures.

     Production. Production from the underlying properties in the Bear Paw area comprises gas production from the Bullhook and Tiger Ridge Units, as well as non-unit production. Current net production from these properties exceeds 38 MMcf per day. Ocean is the largest gas producer in these fields, as well as in the state of Montana. Continued exploration and development drilling has increased Ocean's annual net gas production from 7.6 Bcf in 1996 to the current projected production for 1999 of 13.7 Bcf.

     Production Operations. Ocean operates 485 wells with an average working interest of approximately 85% in the underlying properties in the Bear Paw area and owns working interests in 41 additional wells. Remedial work to remove water from wells that are carrying a fluid level has been an area of emphasis in 1999 and has shown encouraging results.

     Historical and Future Development Activity. From 1996 through 1998, Ocean drilled 121 wells in the Bear Paw area, expending approximately $7.5 million and obtaining an 80% success rate for this three-year period. Ocean added 47.6 Bcf of proved reserves at a finding and development cost of $0.16 per Mcf.

     Ocean currently has 134 proved undeveloped locations scheduled for drilling within the next 18 months. Estimated ultimate recovery from these locations totals 29.1 Bcf based on planned capital expenditures of approximately $9.2 million, for a discounted present value of estimated future net revenues of $7.2 million.

     Over 325 well locations in this area have been identified and recognized by the independent consultants (212 proved). During the first six months of 1999, Ocean completed 25 of 34 gas wells drilled, establishing a 74% success rate.

     Compression Potential. Ocean's gas wells produce into gathering systems that operate at various pressures. Due to the high productivity of many of the producing reservoirs, reduced wellhead pressures are critical to production enhancement and reserve recovery. This makes gas compression an integral part of the Bear Paw operation. Ocean, through its majority-owned subsidiary which operates the Bear Paw gathering and transportation system, plans to increase the compression in its Bear Paw properties beginning later this year. With additional compression, wellhead pressures will be reduced, resulting in lower abandonment pressures and higher reserve recoveries of natural gas per well.

     Control of Natural Gas Gathering and Transportation Systems. Gas produced from the Bear Paw area flows into a gathering and transportation system owned by a majority-owned subsidiary of Ocean. Operation of this 500-mile pipeline and compression system provides Ocean and other Bear Paw producers who are owners the ability to effectively manage gathering, compression and transportation fees, as well as flexibility in responding to system expansion, well connection and maintenance needs of the pipeline. Also, Ocean holds firm transportation rights on various pipelines, including the TransCanada Pipeline, which provides significant transportation and marketing flexibility by allowing Ocean to access major markets in the upper Midwestern United States. In addition to these markets, Ocean sells gas in the Canadian and intrastate Montana markets. Ocean's objective is to maximize wellhead netback value while maintaining marketing flexibility.

OIL AND NATURAL GAS RESERVES

     Miller and Lents estimated oil and natural gas reserves attributable to the underlying properties as of July 1, 1999. Numerous uncertainties are inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of the reserves may vary significantly from the original estimates.

     Miller and Lents calculated reserve quantities and revenues for the net profits interests from projections of reserves and revenues attributable to the combined interests of the trust and Ocean in the underlying properties. Because the trust owns net profits interests and not a specific ownership percentage of the oil and natural gas reserve quantities, proved reserves for the trust's net profits interests are calculated by subtracting from 45% of proved reserves of the underlying properties, reserve quantities of a sufficient value to pay 45% of the future estimated production and development costs, excluding overhead. Accordingly, proved reserves for the net profits interests reflect quantities that are calculated after reductions for future costs and expenses based on the price and cost assumptions used in the reserve estimates.

     The standardized measure of discounted future net cash flows and changes in discounted cash flows presented below were prepared using assumptions required by the Financial Accounting Standards Board. These assumptions include the use of prices for oil and natural gas and costs for estimated future development and production expenditures to produce the proved reserves, in each case as of July 1, 1999.

     Because natural gas prices are influenced by seasonal demand, use of July 1, 1999 prices, as required by the Financial Accounting Standards Board, may not be the most accurate basis for estimating future revenues or reserve data. Future net cash flows are discounted at an annual rate of 10%. There is no provision for federal income taxes because future net revenues are not subject to taxation at the trust level.

  Proved Reserves

     The following table shows proved reserves, proved developed reserves, future net revenues and discounted present value of future net revenues at July 1, 1999 for the underlying properties, 45% of the underlying properties and the net profits interests.

                                                                           45% OF
                                                            UNDERLYING   UNDERLYING   NET PROFITS
                                                            PROPERTIES   PROPERTIES    INTERESTS
                                                            ----------   ----------   -----------
                                                                       (IN THOUSANDS)
Proved natural gas reserves(Mcfe).........................    339,170      152,627      113,037
Proved developed natural gas reserves(Mcfe)...............    274,368      123,466       96,749
Future net revenues.......................................   $403,666     $181,826     $181,826
Present value discounted at 10% per annum.................   $225,731     $101,690     $101,690

     The following table summarizes the changes in estimated proved reserves of the underlying properties for the periods indicated.

                                                                                  SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,       ENDED
                                                    ---------------------------    JULY 1,
                                                     1996      1997      1998        1999
                                                    -------   -------   -------   ----------
                                                          (IN THOUSANDS)
Proved Natural Gas Reserves (Mcfe):
Balance, beginning of period......................  229,943   243,944   252,083    266,994
  Revisions, extensions, discoveries and
     additions....................................   28,476    39,379    41,581     89,241
  Purchases.......................................   16,261     2,957     6,397          0
  Production......................................  (30,736)  (34,197)  (33,067)   (17,065)
                                                    -------   -------   -------    -------
Balance, end of period............................  243,944   252,083   266,994    339,170
                                                    =======   =======   =======    =======
Proved Developed Natural Gas Reserves (Mcfe):
Balance...........................................  218,822   227,880   234,413    274,368

  Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves

     The following table provides the summary calculation of the standardized measure of discounted future net cash flows of the underlying properties, 45% of the underlying properties and the net profits interests as of July 1, 1999. Because the underlying properties and the trust are not taxable at the underlying property level or trust level, no provision is included for income taxes.

                                                                           45% OF
                                                            UNDERLYING   UNDERLYING   NET PROFITS
                                                            PROPERTIES   PROPERTIES    INTERESTS
                                                            ----------   ----------   -----------
                                                                       (IN THOUSANDS)
Future cash flows.........................................   $575,454     $258,954     $192,071
Future costs:
  Production..............................................    142,719       64,048       10,245
  Development.............................................     29,069       13,080           --
                                                             --------     --------     --------
Future net cash flows.....................................    403,666      181,826      181,826
10% discount factor.......................................    177,935       80,136       80,136
                                                             --------     --------     --------
Standardized measure......................................   $225,731     $101,690     $101,690
                                                             ========     ========     ========

REGULATION

     Natural Gas Regulation. The availability, terms and cost of transportation significantly affect sales of natural gas. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission. Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. The Federal Energy Regulatory Commission's regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas.

     Although natural gas prices are currently unregulated, Congress historically has been active in the area of natural gas regulation. Ocean cannot predict whether new legislation to regulate natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on the operations of the underlying properties.

     Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at market prices. The Federal Energy Regulatory Commission implemented regulations on January 1, 1995, to establish an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. Ocean is not able to predict what effect, if any, these regulations might have.

     Environmental Regulation. Companies that are engaged in the oil and gas industry are affected by federal, state and local laws regulating the discharge of materials into the environment. Those laws may impact operations of the underlying properties. Ocean believes that it is in substantial compliance with the environmental laws and regulations that apply to the operations of the underlying properties. Ocean has not previously incurred material expenses in complying with environmental laws and regulations that affect its operations of the underlying properties. It does not currently expect that future compliance will have a material adverse effect on the trust or the monthly distributions.

     State Regulation. The various states regulate the production and sale of oil and natural gas, including imposing requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. States may regulate rates of production and may establish maximum daily production allowables from both oil and gas wells based on market demand or resource conservation, or both. The effect of these regulations may be to limit the amounts of natural gas and oil that may be produced from Ocean's wells, and to limit the number of wells or locations Ocean can drill.

     Other Regulation. The Minerals Management Service of the United States Department of Interior is evaluating existing methods of settling royalties on federal and Native American oil and gas leases. Approximately 9% of the net acres of the underlying properties, primarily those located in the Bear Paw area, involve federal leases. Although the final rules could cause an increase in the federal royalties to be paid on these properties and, correspondingly, decrease the revenue to Ocean and the trust from these properties, Ocean does not believe that the proposed rule changes will have a significant detrimental effect on the distributions from the trust.

     The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to occupational safety, resource conservation and equal employment opportunity. Ocean does not believe that compliance with these laws will have a material adverse effect upon the trust unitholders.

TITLE TO PROPERTIES

     Ocean believes that its title to the underlying properties is, and the trust's title to the net profits interest will be, good and defensible in accordance with standards generally accepted in the oil and gas industry.

     The underlying properties are typically subject, in one degree or another, to one or more of the following:

     - royalties, overriding royalties and other burdens, under oil and gas leases;

     - contractual obligations, including, in some cases, development obligations and preferential rights of purchase, arising under operating agreements, unit agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;

     - liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements;

     - pooling, unitization and commutation agreements, declarations and orders; and

     - easements, restrictions, rights-of-way and other matters that commonly affect property.

     To the extent that these burdens and obligations affect Ocean's rights to production and the value of production from the underlying properties, they have been taken into account in calculating the trust's interests and in estimating the size and the value of the reserves attributable to the net profits interests. Ocean believes that the burdens and obligations affecting the underlying properties and the net profits interests are conventional in the industry for similar properties. Ocean also believes that the burdens and obligations do not in the aggregate materially interfere with the use of the underlying properties and will not materially adversely affect the value of the net profits interests.

     Although the matter is not entirely free from doubt, Ocean believes that the net profits interests should constitute real property interests under Arkansas, Montana and Oklahoma law. Ocean will record the conveyances in the appropriate real property records of Arkansas, Montana and Oklahoma. If during the term of the trust Ocean or any successor of the underlying properties should become a debtor in a bankruptcy proceeding, it is not entirely clear that the net profits interests would be treated as real property interests under the laws of Arkansas, Montana and Oklahoma. If a determination were made in a bankruptcy proceeding that a net profits interest did not constitute a real property interest under applicable state law, it could be designated an executory contract. An executory contract is a term used, but not defined, in the federal bankruptcy code to refer to a contract under which the obligations of both the debtor and the other party are so unsatisfied that the failure of either to complete performance would

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

constitute a material breach excusing performance by the other. If a net profits interest were designated an executory contract and rejected in the bankruptcy proceeding, Ocean would not be required to perform its obligations under the net profits interest and the trust would seek damages as one of Ocean's unsecured creditors. Although no assurance can be given, Ocean does not believe that the net profits interests should be subject to rejection in a bankruptcy proceeding as executory contracts.

MARKETING

     Ocean's working interest share of natural gas production in the Arkoma Basin is sold to a third party. This arrangement includes a monthly market index price for the gas production plus a premium at various pooling points. Various long-term gathering or compression agreements with third parties cover primarily all of the underlying properties in Arkansas and Oklahoma.

     Ocean's natural gas production from the Bear Paw area is served by a gathering and transportation system owned by a majority-owned subsidiary of Ocean. Ocean is a party to long-term gathering and compression agreements with the subsidiary covering almost all of the underlying properties in Montana. Gas is delivered from this system for sale to third parties in Montana, Canada and the upper Midwest United States under short- or long-term agreements, depending on market conditions.

     The objective of sales from the underlying properties is to obtain the best available price at the wellhead. If new contracts are entered into with unaffiliated third parties, the proceeds from sales under those new contracts will be included in gross proceeds from the underlying properties. The sales price is net of any deductions for transportation from the wellhead to the ultimate purchaser and any gravity or quality adjustments.

YEAR 2000

     Historically, most computer systems (including microprocessors embedded into field equipment and other machinery) utilized software that recognized a calendar year by its last two digits. Beginning in the year 2000, these systems will require modification to distinguish twenty-first century dates from twentieth century dates.

     Because Ocean operates most of the underlying properties, the trust is dependent upon Ocean's Year 2000 readiness. Ocean has initiated a comprehensive plan to address the Year 2000 issues associated with its operations and business. Ocean's Board of Directors has been briefed about the Year 2000 problem generally and as it may affect Ocean. The Board has created a committee consisting of senior executives and a representative from the Board to oversee the adoption and implementation of the Year 2000 plan covering all of Ocean's business units. The plan has been developed with an aim towards taking reasonable steps to prevent Ocean's mission-critical functions from being impaired due to the Year 2000 problem.

     The plan includes several phases -- (a) assessment of all of Ocean's systems and technology; (b) implementation and testing of modifications to or replacements of existing systems and technology, both financial and operational;
(c) communication with key business partners regarding Year 2000 issues; and (d) contingency planning.

     In planning and developing the project, Ocean has considered both its information technology ("IT") and its non-IT systems. The term "computer equipment and software" includes systems that are commonly thought of as IT systems, including accounting, data processing, telephone systems, scanning equipment, and other miscellaneous systems. Non-IT systems include alarm systems, fax machines, monitors for field operations, and other miscellaneous systems. Both IT and non-IT systems may contain embedded technology, which complicates Ocean's Year 2000 identification, assessment, remediation, and testing efforts. In those cases where Ocean has identified equipment and software that is not Year 2000 ready,

Ocean is in the process of replacing or upgrading such items so they will calculate dates correctly in the new century. Furthermore, as new equipment and software are purchased in the ordinary course of business, Ocean ensures that such purchases are Year 2000 ready.

     During 1997, Ocean utilized both internal and external resources to test, reprogram or replace many of its IT systems, primarily financial and operational software, for necessary modifications identified in its assessment of Year 2000 issues. As of the date of this prospectus, Ocean has implemented its Year 2000 plan related to these IT systems, except for the reserves system which is scheduled for the third quarter of 1999. During September 1998, Ocean began utilizing internal and external resources to evaluate its vulnerability to Year 2000 issues related to its non-IT systems, primarily field operational systems and equipment.

     Ocean has employed outside engineering firms to inventory and evaluate embedded chips in control, metering and monitoring devices on Ocean's producing properties. Such devices are extensively used in offshore operations. While some remedial work has been required, it was not extensive and is essentially complete.

     Ocean has also initiated formal communications with all of its key business partners to determine the extent to which Ocean is vulnerable to those third parties' potential failure to remediate their own Year 2000 issues. Key business partners were identified in four categories of companies including: (a) major vendors and contractors (including banks and other financial service companies);
(b) major customers; (c) utility companies; and (d) third party operators of major oil and gas properties. Questionnaires were sent to Ocean's key business partners to confirm their Year 2000 activities and follow-up letters, telephone calls, and meetings are being used, as appropriate, to obtain additional information.

     During the fourth quarter of 1998, Ocean began developing contingency plans for its financial and operational systems. Ocean's contingency plans are being designed to minimize the disruptions or other adverse effects resulting from Year 2000 incompatibilities regarding these systems, and to facilitate the early identification and remediation of Year 2000 problems that first manifest themselves after January 1, 2000.

     The failure to correct a material Year 2000 issue could result in an interruption in, or a failure of, certain normal business activities, resulting in a material, adverse affect on Ocean's results of operations, liquidity and financial position. Ocean's remediation efforts are expected to reduce significantly Ocean's level of uncertainty about Year 2000 compliance and the possibility of interruptions of normal operations. However, there can be no guarantee that other companies' systems, on which Ocean's systems rely, will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with Ocean's systems, would not have a material adverse effect on Ocean. Disruptions to the oil and gas transportation networks controlled by third-party carriers could result in reduced production volumes delivered to market.

     In addition, risks associated with foreign operations may increase with the uncertainty of Year 2000 compliance by foreign governments and their supporting infrastructures. Ocean's Year 2000 task force members have been asked to investigate the compliance activities of certain third parties and foreign governments to determine the risks to Ocean. This investigation is in progress.

     In a recent Securities and Exchange Commission release regarding Year 2000 disclosures, the Securities and Exchange Commission stated that public companies must disclose the most reasonably likely worst case Year 2000 scenario. Analysis of the most reasonably likely worst case Year 2000 scenarios Ocean may face leads to contemplation of the following possibilities which, though unlikely in some or many cases, must be included in any consideration of worst cases: widespread failure of electrical, gas, and similar supplies by utilities serving Ocean domestically and internationally; widespread disruption of the services of communications common carriers domestically and internationally; similar disruption to means and modes of transportation for Ocean and its employees, contractors, suppliers, and customers; significant disruption to Ocean's ability to gain access to, and remain working in, office buildings and other facilities; the failure of substantial numbers of Ocean's mission-critical information (computer) hardware and software systems, including both internal business systems and systems (such as those with embedded chips) controlling operational facilities such as onshore and offshore oil and gas rigs, oil and gas pipelines and gas plants domestically and internationally, the effects of which would have a cumulative material adverse impact on Ocean. Among other things, Ocean could face substantial claims by customers or loss of revenues due to service interruptions, inability to fulfill contractual obligations, inability to account for certain revenues or obligations or to bill customers accurately and on a timely basis, and increased expenses associated with litigation, stabilization of operations following mission-critical failures, and the execution of contingency plans. Ocean could also experience an inability by customers, traders, and others to pay, on a timely basis or at all, obligations owed to Ocean. Under these circumstances, the adverse effect on Ocean, and the diminution of Ocean's revenues, would be material, although not quantifiable at this time. Any such adverse effects could adversely affect the trust given the trust's significant reliance on Ocean with respect to the underlying properties.

     The trust's Year 2000 costs are not expected to be material.

                          COMPUTATION OF NET PROCEEDS

     The provisions governing the computation of the net proceeds are detailed and extensive. The following description of the net profits interests and the computation of net proceeds is subject to and qualified by the more detailed provisions of the conveyances of the net profits interests that are filed as exhibits to the registration statement. See "Where You Can Find More Information."

NET PROFITS INTERESTS

     The net profits interests entitle the trust to receive 45% of the net proceeds from the sale of natural gas produced from the underlying properties.

     The amounts paid to the trust for the net profits interests are based on the definitions of "gross proceeds" and "net proceeds" contained in the conveyances and described below. Under the conveyances, net proceeds are computed monthly. Ocean pays 45% of the aggregate net proceeds attributable to a computation period to the trust on or before the last business day of the month following the computation period. The computation period is the month following the month of production. As a result, the trust does not receive cash with respect to production from the underlying properties until approximately 60 days after the end of the month in which it is produced and typically will not make distributions to unitholders until the following month. Ocean will not pay to the trust interest on the net proceeds held by Ocean prior to payment to the trust. The property trustee makes distributions to trust unitholders monthly. See "Description of the Trust Units -- Distributions and Income Computations."

     Net proceeds equal the excess of gross proceeds over production costs and excess production costs attributable to prior computation periods.

     Gross proceeds means the amounts received by Ocean from sales of natural gas produced from the underlying properties after deducting:

     - all general property (ad valorem), production, severance, sales, gathering, excise and other taxes and gathering costs if they are deducted or excluded from the proceeds of sales of production; and

     - any payment made to the owner of an underlying property for

      -- natural gas not taken, but to the extent payments are allocated to natural gas taken in the future, payments are included, without interest, in gross proceeds when such natural gas is taken;

      -- damages, other than drainage or reservoir injury;

      -- rental for reservoir use; and

      -- payments in connection with the drilling of any well.

     Gross proceeds does not include consideration for the transfer or sale of any underlying property by Ocean or any subsequent owner to any new owner. Gross proceeds also does not include any amount for natural gas lost in production or marketing or used by the owner of the underlying properties in drilling, production and plant operations. Gross proceeds includes payments for future production if they are not subject to repayment in the event of insufficient subsequent production.

     Production costs means, on a cash basis, generally the sum of:

     - all payments to mineral or landowners, such as royalties or other burdens against production, delay rentals, shut-in natural gas payments, minimum royalty or other payments for drilling or deferring drilling;

     - any taxes paid by the owner of an underlying property to the extent not deducted in calculating gross proceeds, including estimated and accrued ad valorem and other property taxes;

     - costs paid by the owner of an underlying property under any joint operating agreement;

     - all other costs, expenses and liabilities of exploring for, drilling, operating and producing natural gas, including allocated expenses such as labor, vehicle and travel costs and materials;

     - costs or charges associated with gathering, transporting, treating and processing natural gas;

     - certain interest costs;

     - any overhead charge;

     - amounts previously included in gross proceeds but subsequently paid as a refund, interest or penalty;

     - costs and expenses for renewals or extensions of leases; and

     - at the option of the owner of an underlying property, accruals for costs approved under authorizations for expenditure.

     As is customary in the oil and natural gas industry, Ocean charges an overhead fee to operate the underlying properties. The operating activities include various engineering, accounting and administrative functions. The fee is based on a monthly charge per active operated completion, and it totaled approximately $2.8 million in 1998 for all the underlying properties operated by Ocean. The fee is customarily adjusted annually and will increase or decrease each year based on changes in the year-end index of average weekly earnings of crude petroleum and natural gas workers.

     Excess production costs are the excess of production costs over gross proceeds, plus interest accrued at the prime rate. Therefore, if production costs exceed gross proceeds for a computation period, the trust will receive no payment for that period, and excess production costs will be carried over to the following month as a production cost in determining the excess of gross proceeds over production costs for that following month.

     Gross proceeds and production costs are calculated on a cash basis, except that certain costs, primarily ad valorem taxes and expenditures of a material amount, may be determined on an accrual basis. For convenience in complying with state tax laws, the net profits interests will be created by three separate conveyances, one for each of Arkansas, Montana and Oklahoma, the three states in which the underlying properties are located. Net proceeds are calculated separately for the underlying properties covered by each conveyance, so excess production costs in one state do not reduce net proceeds from the others.

ADDITIONAL PROVISIONS

     If a controversy arises as to the sales price of any production, then for purposes of determining gross proceeds:

     - amounts withheld or placed in escrow by a purchaser are not considered to be received by the owner of the underlying property until actually collected;

     - amounts received by the owner of the underlying property and promptly deposited with a nonaffiliated escrow agent will not be considered to have been received until disbursed to it by the escrow agent; and

     - amounts received by the owner of the underlying property and not deposited with an escrow agent will be considered to have been received.

     The trust is not liable to the owner of the underlying properties or the operators for any operating, capital or other costs or liabilities attributable to the underlying properties. The property trustee is not obligated to return any income received from the net profits interests. Any overpayments made to the trust due to adjustments to prior calculations of net proceeds or otherwise will reduce future amounts payable to the trust until Ocean recovers the overpayments plus interest at the prime rate.

     The conveyances permit Ocean to transfer without the consent or approval of the trust unitholders all or any part of the underlying properties, subject to the net profits interests. The trust unitholders are not entitled to any proceeds of a transfer. Following a transfer, the underlying properties will continue to be subject to the net profits interests, and the net proceeds attributable to the transferred property will be calculated separately and paid by the transferee. As a result, any excess costs generated from the transferred property will not reduce the net proceeds paid to the trust from the underlying properties retained by Ocean. The conveyances have been recorded in the appropriate real property records to give notice of the net profits interests to third parties, including Ocean's creditors and transferees.

     As an operator of an underlying property, Ocean may enter into farmout, operating, participation and other similar agreements to develop the property if Ocean believes it to be advantageous to the working interest owners of the property. The net profits interest held by the trust would then be calculated on the interest retained by Ocean under the agreement and not on Ocean's original interest before modification by the agreement. Ocean may enter into any of these agreements without the consent or approval of the property trustee or any trust unitholder. Ocean's interest in entering into any of these types of agreements, however, should be parallel with that of trust unitholders because of Ocean's retained interest in the underlying properties.

     In addition, Ocean may require the trust to sell for cash net profits interests that relate to underlying properties that Ocean is selling to an unaffiliated party. In this case, the properties sold to the unaffiliated party will no longer be subject to the net profits interests, but the trust will receive its pro rata share of the proceeds from the sale of the properties. Furthermore, sales made under this provision may not exceed in any calendar year 2% of the discounted present
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

value of estimated future net revenues for the proved reserves of the underlying properties allocated to the trust's net profits interests, as contained in the most recent reserve report. This provision is designed to allow Ocean to dispose of marginal properties that in most cases would not be contributing significant net proceeds to the trust.

     Ocean and any transferee of an underlying property will have the right to abandon any well or property if it believes the well or property ceases to produce or is not capable of producing in commercially paying quantities. Upon termination of the lease, that portion of the net profits interests relating to the abandoned property will be extinguished.

     Ocean must maintain books and records sufficient to determine the amounts payable for the net profits interests. Quarterly and annually, Ocean must deliver to the property trustee a statement of the computation of the net proceeds for each computation period. Ocean will cause the annual computation of net proceeds to be audited. The audit cost will be borne by the trust.

                        FEDERAL INCOME TAX CONSEQUENCES

     This section is a summary of material federal income tax considerations that may be relevant to prospective trust unitholders and, to the extent set forth below under "-- Legal Opinions and Advice," expresses the opinion of Vinson & Elkins L.L.P., insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. No attempt has been made in the following discussion to comment on all federal income tax matters affecting the trust or the trust unitholders. The following discussion is limited to trust unitholders who will hold the trust units as "capital assets" within the meaning of the Code. Moreover, the discussion focuses on trust unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other trust unitholders subject to specialized tax treatment such as tax-exempt institutions, foreign persons, IRAs, REITs or mutual funds. Prospective investors are urged to consult their own tax advisors as to the particular tax consequences to them of the ownership and disposition of an investment in trust units, including the applicability of any federal income, federal estate or gift tax, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

CLASSIFICATION OF THE TRUST AS A PARTNERSHIP

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss, deduction and credit of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions to a partner generally are not taxable unless the amount of any cash distributed is in excess of his adjusted basis in his partnership interest.

     An entity generally will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded partnership" taxed as a corporation under Section 7704 of the Code. In general, under the Check-the-Box Regulations, an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make any election, it will be treated as a partnership for federal income tax purposes.

     To be taxed as a partnership for federal income tax purposes, the trust, in addition to qualifying as a partnership under the Check-the-Box Regulations, must not be taxed as a corporation under Section 7704 of the Code dealing with publicly-traded partnerships. The trust constitutes a "publicly-traded partnership" within the meaning of Section 7704 of the Code. Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest other than from a financial business, dividends and income and gains from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource.

     In rendering its opinion set forth below, Vinson & Elkins L.L.P. has relied on factual representations made by the trust and Ocean. Such factual matters are as follows:

          (a) The trust will not elect to be treated as an association taxable as a corporation;

          (b) The trust will be organized and operated in accordance with (i) all applicable trust statutes, including the Delaware Business Trust Act,
     (ii) the trust agreement, and (iii) the description thereof in this prospectus; and

          (c) For each taxable year, more than 90% of the gross income of the trust will be income from sources that Vinson & Elkins L.L.P. has heretofore opined or may hereafter opine is qualifying income within the meaning of Section 7704(d) of the Code.

     Based upon a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of the trust's gross income is income derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource or other items of qualifying income, and, therefore, the trust will be classified as a partnership for federal income tax purposes. Nonetheless, no assurance can be given that the Qualifying Income Exception will be met in subsequent years. If the trust fails to meet the Qualifying Income Exception other than an inadvertent failure that is cured within a reasonable time, the trust will be treated as if it had transferred all of its assets subject to its liabilities to a newly formed corporation on the first day of the year in which it fails to meet the Qualifying Income Exception in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the trust. This contribution and liquidation should be tax-free to trust unitholders and the trust, so long as the trust, at that time, does not have liabilities in excess of the tax basis in its assets. Thereafter, the trust would be treated as a corporation for federal income tax purposes.

     If the trust were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the trust unitholders, and its net income would be taxed at the entity level at corporate rates. In addition, any distribution made to a trust unitholder would be treated as either taxable dividend income to the extent of the trust's current or accumulated earnings and profits or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the trust unitholder's tax basis in his trust units or taxable capital gain after the trust unitholder's tax basis in the trust units is reduced to zero. Accordingly, treatment of the trust as an association taxable as a corporation would result in a material reduction in a trust unitholder's cash flow and after-tax return and, thus, would likely result in a substantial reduction of the value of the trust units.

     No ruling has been or will be requested from the IRS with respect to the federal income tax treatment of the trust, including a ruling as to the status of the trust as a partnership for federal income tax purposes. Thus, no assurance can be provided that the opinions and statements set forth in this discussion of federal income tax consequences would be sustained by a court if contested by the IRS.

     The discussion below is based on the assumption that the trust will be classified as a partnership for federal income tax purposes.

PARTNER STATUS

     Trust unitholders should be treated as partners of the trust for federal income tax purposes. A beneficial owner of trust units whose trust units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such trust units for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales."

TAX CONSEQUENCES OF UNIT OWNERSHIP

  Flow-through of Taxable Income

     No federal income tax will be paid by the trust. Instead, each trust unitholder will be required to report on his income tax return his allocable share based on the percentage of trust units owned by that trust unitholder of the income, gains, losses, deductions and credits of the trust without regard to whether corresponding cash distributions are received by him. Consequently, the trust may allocate income to trust unitholders even if they have not received a cash distribution.

  Treatment of Trust Distributions

     Distributions by the trust to the trust unitholders generally will not be taxable to the trust unitholder for federal income tax purposes to the extent of his tax basis in his trust units immediately before the distribution. Cash distributions in excess of that basis generally will be considered to be gain from the sale or exchange of the trust units, taxable in accordance with the rules described under "-- Disposition of Trust Units" below.

  Basis of Trust Units

     A trust unitholder's initial tax basis for his trust units will be the amount he paid for the trust units. That basis will be increased by his share of trust income and decreased (but not below zero) by distributions from the trust, by the trust unitholder's share of trust losses and deductions, and by his share of expenditures of the trust that are not deductible in computing its taxable income and are not required to be capitalized. See "-- Disposition of Trust Units -- Recognition of Gain or Loss."

  Limitations on Deductibility of Trust Losses

     The deduction by a trust unitholder of his share of trust losses may be limited under the basis limitation, "at risk" rules and passive loss rules. Special passive loss limitation rules apply with respect to publicly-traded partnerships. It is not anticipated that the trust will generate losses. Nevertheless, should losses result, trust unitholders must consult their own tax advisors as to the applicability to them of such loss limitations.

  Limitations on Interest Deductions

     Generally, a non-corporate taxpayer's "investment interest expense" may be deducted only to the extent of the taxpayer's "net investment income." Any investment interest that is not deductible solely by reason of this limitation may be carried forward to later taxable years and treated as investment interest in such later years. In general, investment interest expense includes interest on indebtedness properly allocable to property held for investment and the portion of interest expense paid or accrued on debt incurred or continued to purchase or carry property held for investment. The computation of a trust unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry trust units. Net investment income includes gross income and certain net gain from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses other than interest directly connected with the production of investment income.

ALLOCATION OF TRUST INCOME, GAIN, LOSS, DEDUCTION AND CREDIT

     In general, items of trust income, gain, loss, deduction and credit will be allocated among the trust unitholders in accordance with their respective percentage interests in the trust, provided certain items of trust income, gain, loss and deduction will be allocated to Ocean and the trust unitholders to account for the difference between the tax basis and fair market value of property contributed to the trust by Ocean or its affiliates. The effect of these allocations to a trust unitholder will be essentially the same as if the tax basis of the contributed property were equal to its fair market value at the time of contribution.

TAX TREATMENT OF OPERATIONS

  Accounting Method and Taxable Year

     The trust will use the year ending December 31 as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each trust unitholder will be required to include in income his allocable share of trust income, gain, loss, deduction and credit for the taxable year of the trust ending within or with the taxable year of the trust unitholder. In addition, a trust unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his trust units following the close of the trust's taxable year but before the close of his taxable year must include his allocable share of trust income, gain, loss, deduction and credit in income for his taxable year. As a result, he will be required to report in income for his taxable year his distributive share of more than one year of trust income, gain, loss, deduction and credit. See "-- Disposition of Trust Units -- Allocations Between Transferors and Transferees."

  Initial Tax Basis and Amortization

     The initial tax basis of each net profits interest owned by the trust for purposes of computing depletion for a trust unitholder will be effectively equal to the fair market value of each net profits interest based on the portion of the price paid for trust units allocable to each net profits interest.

     Costs incurred in organizing the trust may be amortized over any period selected by the trust not shorter than 60 months. The costs incurred in promoting the issuance of trust units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon termination of the trust. Substantially all of the costs incurred in connection with this offering will be classified as syndication expenses, which may not be amortized.

  Royalty Income and Depletion

     Each net profits interest burdens multiple properties. The depletion allowance must be computed separately by each trust unitholder for each oil or gas property, within the meaning of Section 614 of the Code. The IRS is presently taking the position that a net profits interest carved from multiple properties is a single property for depletion purposes. Accordingly, the trust intends to take the position that each net profits interest transferred to the trust by a conveyance is a single property for depletion purposes and the income from the net profits interests will be royalty income qualifying for an allowance for depletion. It would change this position if a different method were established by the IRS or the courts.

     Each trust unitholder is entitled to a depletion allowance with respect to each net profits interest. The deduction for depletion is determined annually and is the greater of cost depletion or, if allowable, percentage depletion. Percentage depletion is a statutory allowance equal to 15% of the gross income from production from a property. Only trust unitholders who are not retailers or refiners of oil, gas or products thereof will be entitled to claim percentage depletion on the equivalent of 1,000 barrels of oil per day or less. Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although it reduces the adjusted tax basis, but not below zero.

     Cost depletion is a unit-of-recovery method of cost recovery. In computing cost depletion for each property for any year, the allowance for the property is calculated by dividing the adjusted tax basis of the property at the beginning of the year by the estimated total number of Bbls of oil or Mcf of natural gas recoverable from the property. This amount is then multiplied by the number of Bbls of oil or Mcf of natural gas produced and sold from the property during the year. Cost depletion for a property cannot exceed the adjusted tax basis of the property. Ocean believes that trust unitholders who purchase trust units in this offering will derive a substantially greater benefit from cost depletion than from percentage depletion. Information will be provided to each trust unitholder with respect to his allowable depletion deduction.

  Section 754 Election

     The trust intends to make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit the trust to adjust a subsequent trust unit purchaser's tax basis in the trust's assets pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b)adjustment belongs to the purchaser and not to other partners.

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than such trust units' share of the aggregate tax basis to the trust of the trust's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the trust's assets for purposes of calculating, among other items, his depletion deduction and his share of any gain or loss on a sale of the trust's assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such trust units is lower than such unit's share of the aggregate tax basis of the trust's assets immediately prior to the transfer. Thus, the fair market value of the trust units may be affected either favorably or adversely by the election.

  Treatment of Short Sales

     A trust unitholder whose trust units are loaned to a "short seller" to cover a short sale of trust units may be considered as having disposed of ownership of those units. If so, he would no longer be a partner with respect to those trust units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any trust income, gain, deduction, loss or credit with respect to those trust units would not be reportable by the trust unitholder, any cash distributions received by the trust unitholder with respect to those trust units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Trust unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their trust units.

DISPOSITION OF TRUST UNITS

  Recognition of Gain or Loss

     Gain or loss will be recognized on a sale of trust units equal to the difference between the amount realized and the trust unitholder's tax basis for the trust units sold.

     Gain or loss recognized by a trust unitholder, other than a "dealer" in trust units, on the sale or exchange of a trust unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of trust units held for more than twelve months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to depletion recapture. Ordinary income attributable to depletion recapture may exceed net taxable gain realized upon the sale of the trust unit and may be recognized even if there is a net taxable loss realized on the sale of the trust unit. Thus, a trust unitholder may recognize both ordinary income and a capital loss upon a disposition of trust units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions at different prices must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of trust units, a trust unitholder will be unable to select high or low basis trust units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the trust because, similar to corporate stock, interests in the trust are evidenced by separate certificates.

  Allocations Between Transferors and Transferees

     In general, the trust's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the trust unitholders in proportion to the number of trust units owned by each of them as of the opening of the principal national securities exchange on which the trust units are then traded on the first business day of the month. A trust unitholder who owns trust units at any time during a quarter and who disposes of such trust units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of trust income, gain, loss, deductions and credit attributable to such quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

     A trust unitholder who sells or exchanges trust units is required to notify the trust in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The trust is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of trust units will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the trust unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination

     The trust will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in trust capital and profits within a 12-month period. A termination of the trust will result in the closing of the trust's taxable year for all trust unitholders. In the case of a trust unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the trust's taxable year may result in more than 12 months' taxable income or loss of the trust being includable in his taxable income for the year of termination. New tax elections required to be made by the trust, including a new election under Section 754 of the Code, must
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

be made subsequent to a termination, and a termination could result in a deferral of trust deductions for depreciation. A termination could also result in penalties if the trust were unable to determine that the termination had occurred.

TAX-EXEMPT ORGANIZATIONS

     Employee benefit plans and most other organizations exempt from federal income tax including IRAs and other retirement plans are subject to federal income tax on unrelated business taxable income. Because all of the income of the trust is expected to be royalty income, none of which is unrelated business taxable income, such organization exempt from federal income tax is not expected to be taxable on income generated by ownership of trust units so long as the trust units are not debt-financed property within the meaning of Section 514(b) of the Code. In general, a trust unit would be debt-financed if the trust unitholder incurs debt to acquire a trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

     A regulated investment trust or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, payments with respect to securities loans, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the trust's gross income will include that type of income.

TAXATION OF FOREIGN HOLDERS

     Unless the election described below is made to be taxed on a net basis, a foreign holder, that is, a nonresident alien individual, foreign corporation, or foreign estate or trust, will be subject to withholding of federal income tax on his share of gross royalty income from the net profits interests. The withholding tax will be at a 30% rate, or lower treaty rate if applicable and proper evidence is supplied to the withholding agent, without any deductions.

     Trust unitholders who are foreign holders may elect under Code Section 871 or Section 882 or similar provisions of applicable treaties to treat income attributable to the net profits interests as effectively connected with the conduct of a trade or business in the United States. A foreign holder who makes such election would then be taxed at regular federal income tax rates on the net income attributable to the net profits interests. In addition, absent a treaty exception, the net income of a corporate foreign holder that has made such an election will also be subject to the branch profits tax imposed under Section
884. To claim the deductions allowable in computing net income, including cost depletion, an electing foreign holder must file a United States income tax return. To avoid tax withholding, an electing foreign holder must provide proper certificates or other evidence to the withholding agent. Once made, the election is irrevocable unless an applicable treaty allows the election to be made annually. The election is applicable to all income and gain realized by the foreign holder on any real property interests located in the United States, including those interests held through partnerships, fixed investment trusts, and other pass-through entities.

     Gain realized on a sale of a trust unit by a foreign holder will be subject to federal income tax only if (i) the gain is otherwise effectively connected with business conducted by the foreign holder in the United States, (ii) the foreign holder is an individual who is present in the United States for at least 183 days in the year of the sale, (iii) a foreign holder owns more than a 5% interest in the trust, or (iv) the trust units cease to be regularly traded on an established securities exchange. Gain realized by a foreign holder upon the sale by the trust of all or any part of the net profits interests would be subject to federal income tax.

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

ADMINISTRATIVE MATTERS

  Trust Information Returns and Audit Procedures

     The trust intends to furnish to each trust unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each trust unitholder's share of the trust's income, gain, loss, deduction and credit for the preceding trust taxable year.

     The federal income tax information returns filed by the trust may be audited by the IRS. Adjustments resulting from any such audit may require each trust unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the trust unitholder's own return. Any audit of a trust unitholder's return could result in adjustments of non-trust as well as trust items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The trust agreement appoints Ocean as the Tax Matters Partner of the trust.

     The Tax Matters Partner will make certain elections on behalf of the trust and trust unitholders and can extend the statute of limitations for assessment of tax deficiencies against trust unitholders with respect to trust items. The Tax Matters Partner may bind a trust unitholder with less than a 1% profits interest in the trust to a settlement with the IRS unless that trust unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the trust unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any trust unitholder having at least a 1% interest in the profits of the trust and by the trust unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each trust unitholder with an interest in the outcome may participate.

     A trust unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the trust's return. Intentional or negligent disregard of the consistency requirement may subject a trust unitholder to substantial penalties.

  Registration as a Tax Shelter

     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the trust is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, Ocean, as a principal organizer of the trust, has applied for registration of the trust as a tax shelter with the Secretary of the Treasury in the absence of assurance that the trust will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE TRUST OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     The trust must furnish the registration number to the trust unitholders, and a trust unitholder who sells or otherwise transfers a trust unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a trust unit to furnish the registration number to the transferee is $100 for each such failure. The trust unitholders must disclose the tax shelter registration number of the trust on Form 8271 to be attached to the tax return on which any income, gain, loss, deduction or credit of the trust is included. A trust unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes. Registration as a tax shelter may increase the risk of an audit.

  Accuracy-Related Penalties

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the trust. In addition, the trust will make reasonable effort to furnish sufficient information for trust unitholders to make adequate disclosure on their returns to avoid liability for any such penalty attributable to ownership of the trust units.

                            STATE TAX CONSIDERATIONS

     The following is a brief summary of the material state income taxes and other state tax matters affecting the trust and the trust unitholders. The following discussion focuses on trust unitholders who are individual citizens or residents of the United States. Trust unitholders are urged to consult their own legal and tax advisors as these matters relate to their individual circumstances.

INCOME TAX CONSIDERATIONS

     Trust unitholders may be subject to taxation by their state of residence on income derived from the trust. Furthermore, Oklahoma, Arkansas, and Montana impose income taxes on residents and, for certain types of income, nonresidents.

     The property trustee will provide information concerning the trust sufficient to identify the income of the trust allocable to each state. Trust unitholders should consult their own tax advisors to determine their income tax filing requirements for their share of trust income allocable to states imposing an income tax.

  Oklahoma

     The income tax law of Oklahoma is based on federal income tax laws. Assuming the trust is taxed as a partnership for federal income tax purposes, the trust unitholders will be subject to Oklahoma income tax on their share of income from the Oklahoma net profits interests. Trust unitholders who are nonresidents of Oklahoma generally will not be taxed in that state on gains from the sale of trust units.

  Arkansas

     Trust unitholders will be subject to Arkansas income tax on the income they receive from the trust which is allocable to Arkansas properties. Trust unitholders who are nonresidents of Arkansas generally will not be taxed in that state on gains from the sale of trust units.

  Montana

     Trust unitholders will be subject to Montana income tax on the income they receive from the trust which is allocable to Montana properties. It is uncertain whether trust unitholders who are nonresidents of Montana will be taxed in that state on gains from the sale of trust units.

PROBATE AND PROPERTY CONSIDERATIONS

     The trust units may constitute real property or an interest in real property under the inheritance, estate and probate laws of Arkansas, Oklahoma and Montana. If the trust units are held to be real property or an interest in real property under the laws of those states, the trust units may be subject to devolution, probate and administration and estate taxes under the laws of those states.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended, regulates pension, profit-sharing and other employee benefit plans to which it applies. ERISA also contains standards for persons who are fiduciaries of those plans. In addition, the Internal Revenue Code provides similar requirements and standards which are applicable to qualified plans, which include these types of plans, and to individual retirement accounts, whether or not subject to ERISA.

     A fiduciary of a qualified plan should carefully consider fiduciary standards under ERISA regarding the qualified plan's particular circumstances before authorizing an investment in trust units. A fiduciary should consider:

     - whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA;

     - whether the investment satisfies the diversification requirements of
       Section 404(a)(1)(C) of ERISA; and

     - whether the investment is in accordance with the documents and instruments governing the qualified plan as required by Section 404(a)(1)(D) of ERISA.

     A fiduciary should also consider whether an investment in trust units might result in direct or indirect nonexempt prohibited transactions under Section 406 of ERISA and Internal Revenue Code Section 4975. In deciding whether an investment involves a prohibited transaction, a fiduciary must determine whether there are plan assets in the transaction. The Department of Labor has published final regulations concerning whether or not a qualified plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Internal Revenue Code. These regulations provide that the underlying assets of an entity will not be considered "plan assets" if the equity interests in the entity are a publicly offered security. Ocean expects that at the time of the sale of the trust units in this offering, they will be publicly offered securities. Fiduciaries, however, will need to determine whether the acquisition of trust units is a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Internal Revenue Code Section 4975.

     The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to penalties. For that reason, potential qualified plan investors should consult with their counsel to determine the consequences under ERISA and the Internal Revenue Code of their acquisition and ownership of trust units.

                       DESCRIPTION OF THE TRUST AGREEMENT

     The following information and the information included under "Description of the Trust Units" summarize the material information contained in the trust agreement. This summary may not contain all the information that is important to you. For more detailed provisions concerning the trust, you should read the trust agreement. A copy of the trust agreement was filed as an exhibit to the registration statement. See "Where You Can Find More Information."

CREATION AND ORGANIZATION OF THE TRUST; AMENDMENTS

     Ocean will create the net profits interests and, at the closing of the
offering, will convey them to the trust in exchange for $          in cash and
          trust units. Conveyance of the net profits interests will be effective
as of             , 1999.

     The trust was created under Delaware law to acquire and hold the net profits interests for the benefit of the trust unitholders pursuant to an agreement between Ocean, the property
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

trustee and the Delaware trustee. Neither the trust nor the property trustee has any control over or responsibility for costs relating to the operation of the underlying properties. Neither Ocean nor other operators of the underlying properties have any contractual commitments to the trust to conduct further drilling on or to maintain their ownership interest in any of these properties. For a description of the underlying properties and other information relating to them, see "The Underlying Properties."

     Each of the trust units represents an equal undivided beneficial interest in the assets of the trust. You will find additional information concerning the trust units in "Description of the Trust Units."

     Amendment of the trust agreement requires a vote of holders of 80% or more of the outstanding trust units. However, no amendment may --

     - increase the power of the property trustee to engage in business or investment activities;

     - alter the rights of the trust unitholders as among themselves; or

     - permit the property trustee to distribute the net profits interests in kind.

     Certain amendments do not require the vote of trust unitholders.

RIGHT OF OCEAN TO ACQUIRE ADDITIONAL TRUST UNITS

     Upon completion of the offering, the trust will have issued 12,000,000 trust units, 3,000,000 of which will be owned by Ocean, assuming no exercise of the underwriters' over-allotment option. Under the trust agreement, Ocean will have the right at any time to reduce its retained interest in the underlying properties by conveying additional net profits interests in the underlying properties to the trust in exchange for additional trust units. Any additional trust units will be issued at the fixed rate of 266,666 units for each additional 1% of net profits interest conveyed, which is the same ratio as the initial trust units bear to the initial net profits interests conveyed to the trust. The total additional net profits interests in the underlying properties conveyed to the trust will not exceed 35%.

     Ocean will be required to make any such conveyance of additional net profits interest effective as of the first day of the second full month preceding the issuance of the new trust units to account for the delay that would otherwise result in attributing increased payments from the new net profits interest to the trust units. Ocean will have the right to cause the trust to either register the sale of any additional units acquired by it under the federal securities laws or, in the alternative, to directly sell all or a portion of the units at a price determined by Ocean and deliver the net proceeds of the sale to Ocean.

ASSETS OF THE TRUST

     The assets of the trust consist of net profits interests and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.

DUTIES AND LIMITED POWERS OF THE PROPERTY TRUSTEE

     The duties of the property trustee are specified in the trust agreement and by the laws of the State of Delaware, except as modified by the trust agreement.

     The property trustee's principal duties consist of:

     - collecting income attributable to the net profits interests;

     - paying expenses, charges and obligations of the trust from the trust's income and assets;

     - distributing distributable income to the trust unitholders; and

     - taking any action it deems necessary and advisable to best achieve the purposes of the trust.

     If a trust liability is contingent or uncertain in amount or not yet currently due and payable, the property trustee may create a cash reserve to pay for the liability. If the property trustee determines that the cash on hand and the cash to be received is insufficient to cover the trust's liability, the property trustee may borrow funds required to pay the liabilities. The property trustee may borrow the funds from any person, including itself. The property trustee may also mortgage the assets of the trust to secure payment of the indebtedness. If the property trustee borrows funds, the trust unitholders will not receive distribution until the borrowed funds are repaid.

     Each month, the property trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the net profits interests. The cash held by the property trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

     - interest bearing obligations of the United States government;

     - money market funds that invest only in United States government securities;

     - repurchase agreements secured by interest-bearing obligations of the United States government; or

     - bank certificates of deposit.

     The trust may not acquire any asset except the net profits interests, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

     At the request of Ocean, the property trustee must sell for cash net profits interests relating to the underlying properties sold by Ocean to an unaffiliated third party. However, these sales are required only if in any calendar year the net profits interests sold do not exceed 2% of the discounted present value of estimated future net revenues for the proved reserves of the trust's net profits interests, as contained in the most recent reserve report.

     The property trustee may sell the net profits interests in any of the following circumstances:

     - the sale does not involve a material part of the trust's assets and is in the best interests of the trust unitholders and a majority of the trust units represented at a meeting of the trust unitholders where a quorum is present approve the sale; or

     - the sale constitutes a material part of the trust's assets and is in the best interests of the trust unitholders and holders representing 80% of the outstanding trust units approve the sale.

     Upon dissolution of the trust the property trustee must sell the net profits interests. No trust unitholder approval is required in this event. The property trustee will distribute the net proceeds from any sale of the net profits interests to the trust unitholders.

     The property trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the property trustee has the right to purchase them and to borrow funds to make that purchase.

     The property trustee may agree to modifications of the terms of the conveyances or to settle disputes involving the conveyances. The property trustee may not agree to modifications or settle disputes involving the royalty part of the conveyances if these actions would change the character of the net profits interests in such a way that the net profits interests become working interests or that the trust becomes an operating business.

LIABILITIES OF THE TRUST

     Because the trust does not conduct an active business and the property trustee has little power to incur obligations, Ocean expects that the trust will only incur liabilities for routine administrative expenses. These might include the property trustee's fees and accounting, engineering, legal and other professional fees.

RESPONSIBILITIES AND LIABILITIES OF THE TRUSTEE

     Under the trust agreement, the property trustee is required to act in the best interests of the trust unitholders at all times. The property trustee must exercise the same judgment and care in supervising and managing the trust's assets as persons of ordinary prudence, discretion and intelligence would exercise.

     The property trustee will not make business decisions affecting the assets of the trust. Therefore, substantially all of the property trustee's functions under the trust agreement are expected to be ministerial in nature. See
"-- Duties and Limited Powers of the Trustee," above. The trust agreement, however, provides that the property trustee may:

     - charge for its services as property trustee;

     - retain funds to pay for future expenses and deposit them in its own account;

     - lend funds at commercial rates to the trust to pay the trust's expenses; and

     - seek reimbursement from the trust for its out-of-pocket expenses.

     In discharging its duty to trust unitholders, the property trustee may act in its discretion and will be liable to the trust unitholders only for fraud, gross negligence or acts or omissions constituting bad faith. The property trustee will not be liable for any act or omission of its agents or employees unless the property trustee acted in bad faith or with gross negligence in their selection and retention. The property trustee will be indemnified individually or as property trustee for any liability or cost that it incurs in the administration of the trust, except in cases of fraud, gross negligence or bad faith. The property trustee will have a lien on the assets of the trust as security for this indemnification and its compensation earned as trustee. The property trustee is entitled to indemnification from trust assets or, to the extent that trust assets are insufficient, from Ocean. Trust unitholders will not be liable to the property trustee for any indemnification. See "Description of the Trust Units -- Liability of Trust Unitholders." The property trustee must ensure that all contractual liabilities of the trust are limited to the assets of the trust and will be liable for its failure to do so.

DURATION OF THE TRUST; SALE OF NET PROFITS INTERESTS

     The trust will dissolve if:

     - the trust sells all of the net profits interests;

     - annual gross proceeds attributable to the underlying properties are less than $1 million for each of two consecutive years after 1999;

     - the holders of 80% or more of the outstanding trust units vote in favor of dissolution; or

     - judicial dissolution of the trust.

     The property trustee would then sell all of the trust's assets, either by private sale or public auction, and distribute the net proceeds of the sale to the trust unitholders.

DISPUTE RESOLUTION

     Any dispute, controversy or claim that may arise between Ocean and the property trustee relating to the trust will be submitted to binding arbitration before a tribunal of three arbitrators.

COMPENSATION OF THE PROPERTY TRUSTEE AND DELAWARE TRUSTEE

     The property trustee's and Delaware trustee's compensation will be paid out of the trust's assets. See "The Trust."

MISCELLANEOUS

     The property trustee may consult with counsel, accountants, geologists and engineers and other parties the property trustee believes to be qualified as experts on the matters for which advice is sought. The property trustee will be protected for any action it takes in good faith reliance upon the opinion of the expert.

                         DESCRIPTION OF THE TRUST UNITS

     Each trust unit is a unit of beneficial interest in the trust and represents an undivided interest in the assets of the trust. Each trust unitholder has the same rights regarding each of his trust units as every other trust unitholder has regarding his units. The trust will have 12,000,000 trust units outstanding upon completion of the offering. In addition, Ocean has the right to require the trust to issue an additional 9,333,310 units in exchange for the conveyance of additional net profits interests in the underlying properties to the trust. See "Description of the Trust Agreement." Ocean intends to grant its executive officers options to purchase up to $ million of its trust units at the initial public offering price. The executive officers will not receive any trust distributions until their options are exercised.

DISTRIBUTIONS AND INCOME COMPUTATIONS

     Each month, the property trustee will determine the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash received by the trust from the net profits interests and other sources that month, over the trust's liabilities for that month. Available funds will be reduced by any cash the property trustee decides to hold as a reserve against future liabilities. Trust unitholders that own their trust units at the close of business on the monthly record date, which is the last business day of the month, will receive a pro-rata distribution no later than 10 business days after the monthly record date. It is expected that the first distribution on the
trust units will be paid in             1999.

     Unless otherwise advised by counsel or the IRS, the property trustee will treat the income and expenses of the trust for each month as belonging to the trust unitholders of record on the monthly record date. Trust unitholders will recognize income and expenses for tax purposes in the month the trust receives or pays those amounts, rather than in the month the trust distributes them. Minor variances may occur. For example, the property trustee could establish a reserve in one month that would not result in a tax deduction until a later month. The property trustee could also make a payment in one month that would be amortized for tax purposes over several months. See "Federal Income Tax Consequences."

TRANSFER OF TRUST UNITS

     Trust unitholders may transfer their trust units by sending their trust unit certificate to the property trustee along with a transfer form that is properly completed. The property trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The property trustee may require payment of any tax or other governmental charge imposed for a transfer. The property trustee may treat the owner of any trust unit as shown by its records as the owner of the trust unit. The property trustee will not be considered to know about any claim or demand on a trust unit by any party except the record owner. A person who acquires a trust unit after any monthly record date will not be entitled to the distribution relating to that monthly record date. Delaware law will govern all matters affecting the title, ownership or transfer of trust units.

PERIODIC REPORTS

     The property trustee will mail to trust unitholders quarterly reports showing the assets, liabilities, receipts and disbursements of the trust for each quarter except the fourth quarter. No later than 120 days following the end of each year, the property trustee will mail to the trust unitholders an annual report containing audited financial statements of the trust.

     The property trustee will file all required trust federal and state income tax and information returns. The property trustee will prepare and mail to trust unitholders quarterly and annually reports that trust unitholders need to correctly report their share of the income and deductions of the trust.

     Each trust unitholder and his representatives may examine, for any proper purpose, during reasonable business hours the records of the trust and the property trustee.

LIABILITY OF TRUST UNITHOLDERS

     Under the Delaware Business Trust Act, trust unitholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware.

VOTING RIGHTS OF TRUST UNITHOLDERS

     Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the property trustee.

     The property trustee or trust unitholders owning at least 10% of the outstanding trust units may call meetings of trust unitholders. Meetings must be held in Houston, Texas. The property trustee must send written notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned.

     Unless otherwise required by the trust agreement, a matter is approved by the vote of a majority of the trust units held by the trust unitholders at a meeting where there is a quorum. This is true, even if a majority of the total trust units did not approve it. The affirmative vote of the holders of 80% of the outstanding trust units is required to:

     - dissolve the trust;

     - amend the trust agreement (except with respect to certain matters that do not adversely affect the right of trust unitholders in any material respect); or

     - approve the sale of all or any material part of the assets of the trust.

     The property trustee must consent before all or any part of the trust assets can be sold except in connection with the dissolution of the trust or limited sales directed by Ocean in conjunction with its sale of underlying properties. The property trustee may be removed, with or without cause, by the vote of the holders of a majority of the outstanding trust units.

COMPARISON OF TRUST UNITS AND COMMON STOCK

     You should be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.

                              TRUST UNITS                            COMMON STOCK
                              -----------                            ------------
Voting            Limited voting rights.                 Corporate statutes provide specific
                                                         voting rights to stockholders on
                                                         electing directors and major
                                                         corporate transactions.

Income Tax        The trust is not subject to income     Corporations are taxed on their
                  tax; trust unitholders are subject     income, and their stockholders are
                  to income tax on their allocable       taxed on dividends.
                  shares of trust net income, adjusted
                  for tax deductions.

Distributions     Substantially all trust income is      Stockholders receive dividends at
                  distributed to trust unitholders.      the discretion of the board of
                                                         directors.

Business and      Interest is limited to specific        A corporation conducts an active
  Assets          assets with a finite economic life.    business for an unlimited term and
                                                         can reinvest its earnings and raise
                                                         additional capital to expand.

Fiduciary Duties  To the extent provided in the trust    Officers and directors have a
                  agreement, the property trustee has    fiduciary duty of loyalty to
                  a fiduciary duty to the trust          stockholders and a duty to use due
                  unitholders.                           care in management and
                                                         administration of a corporation.

                                 LEGAL MATTERS

     Richards, Layton & Finger, P.A., Wilmington, Delaware, as special Delaware counsel to Ocean, will give a legal opinion as to the validity of the trust units. Vinson & Elkins L.L.P., Houston, Texas, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of this prospectus captioned "Federal Income Tax Consequences." Counsel for the underwriters, Andrews & Kurth L.L.P., Houston, Texas, will give a legal opinion to the underwriters regarding other matters related to this offering.

                                    EXPERTS

     The statements of revenues and direct operating expenses of the underlying properties of Ocean Energy Royalty Trust have been audited by KPMG LLP, independent certified public accountants. The financial statements of Ocean (formerly named Seagull Energy Corporation) incorporated by reference in this prospectus have also been audited by KPMG LLP. These financial statements are incorporated by reference herein in reliance upon their report and upon their authority as experts in accounting and auditing.

     Arthur Andersen LLP, independent public accountants, have audited the financial statements of Ocean Energy, Inc., a Delaware corporation ("Old Ocean"), incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference herein in reliance upon their report and upon their authority as experts in giving that report.

     Certain information appearing in this prospectus regarding the December 31, 1998 estimated quantities of reserves of the underlying properties and net profits interests owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Miller and Lents, Ltd., independent petroleum engineers.

     Certain information with respect to the oil and gas reserves associated with Ocean's oil and gas properties derived from the reports of the following independent petroleum engineers:

     - DeGolyer and MacNaughton;

     - McDaniel & Associates Consultants, Ltd.;

     - Netherland, Sewell & Associates, Inc; and

     - Ryder Scott Company Petroleum Engineers

has been included and incorporated herein by reference upon the authority of said firms as experts with respect to the matters covered by their respective reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     The trust and Ocean have filed with the SEC in Washington, D.C. a registration statement, including all amendments, under the Securities Act of 1933 relating to the trust units. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. In addition, Ocean files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any of Ocean's reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference rooms you may call the SEC at (800) SEC-0330. Ocean's filings are also available to the public on the SEC Internet Web site at http://www.sec.gov.

     Bank One, Texas, N.A. is property trustee of the trust. The property trustee's address is 910 Travis, 5th Floor, Houston, Texas 77002, Attention Global Corporate Trust Services, and its telephone number is (713) 751-6834.

     The SEC allows Ocean to "incorporate by reference" the information Ocean files with them, which means that Ocean can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Ocean files later with the SEC will automatically update and supersede this information.

     Because Ocean recently went through a major business combination, one of the SEC filings from Old Ocean, is also incorporated by reference. On March 30, 1999, Old Ocean was merged into Ocean, which was then known as Seagull Energy Corporation. At the same time, Ocean also amended its Articles of Incorporation to change its name to "Ocean Energy, Inc." In the merger, each outstanding share of Old Ocean common stock was exchanged for one share of Seagull Energy Corporation common stock, and as of March 30, 1999, the stockholders of Old Ocean owned approximately 61.5% of Ocean's outstanding common stock, with the shareholders of Seagull Energy Corporation owning the remaining 38.5% of Ocean's outstanding common stock. For accounting purposes, the merger was treated as an acquisition of Seagull Energy Corporation by Old Ocean in a purchase business transaction. Therefore, under generally accepted accounting principles, the historical financial statements of Old Ocean are now Ocean's historical financial statements.

     Ocean incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Ocean sells all of the securities described in this prospectus.

     - Ocean's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on February 16, 1999.

     - The amendment to Ocean's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, filed with the SEC on March 1, 1999.

     - Ocean's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 17, 1999.

     - Old Ocean's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on February 16, 1999.

     - Ocean's Current Reports on Form 8-K, filed with the SEC on March 12, 1999, April 9, 1999, May 4, 1999, May 21, 1999, and June 23, 1999.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning Ocean at the following address:

                               Ocean Energy, Inc.
                            1001 Fannin, Suite 1600
                              Houston, Texas 77002
                         Attention: Investor Relations
                                 (713) 265-6000

     You should rely only on the information incorporated by reference or provided in this prospectus. Ocean has not authorized anyone else to provide you with different information. Ocean is only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                 GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

     In this prospectus the following terms have the meanings specified below.

     Bbl -- One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

     Bcf -- One billion standard cubic feet of natural gas.

     Bcfe -- One billion standard cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

     Btu -- A British Thermal Unit, a common unit of energy measurement.

     Estimated Future Net Revenues -- Also referred to as "estimated future net cash flows." The result of applying current prices of oil and natural gas to estimated future production from oil and natural gas proved reserves, reduced by estimated future expenditures, based on current costs to be incurred, in developing and producing the proved reserves, excluding overhead. Estimated future net revenues do not include the effects of the tight sands natural gas tax credit, since the trust is not a taxable entity and the credit goes directly to the trust unitholders.

     MBbl -- One thousand Bbl.

     Mcf -- One thousand standard cubic feet of natural gas.

     Mcfe -- One thousand standard cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

     MMBtu -- One million British Thermal Units (Btus).

     MMcf -- One million standard cubic feet of natural gas.

     MMcfe -- One million standard cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

     Natural Gas Revenue -- Includes revenue related to the sale of natural gas, natural gas liquids and plant products.

     Net Oil and Natural Gas Wells or Acres -- Determined by multiplying "gross" oil and natural gas wells or acres by the interest in such wells or acres represented by the underlying properties.

     Net Profits Interest -- A nonoperating interest that creates a share in gross production from an operating or working interest in oil and gas properties. The share is measured by net profits from the sale of production.

     NYMEX -- New York Mercantile Exchange, where futures and options contracts for the oil and natural gas industry and some precious metals are traded.

     Oil Revenue -- Includes revenue related to the sale of oil and condensate production.

     Overriding Royalty Interest -- A royalty interest created or "carved" out of a working or operating interest. Its term extends for the same term as the working interest from which it is carved.

     Proved Developed Reserves -- Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves -- The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions.

     The Securities and Exchange Commission definition of proved oil and gas reserves, per Article 4-10(a)(2) of Regulation S-X, is as follows:

          Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

     Proved Undeveloped Reserves -- Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

     Reserve-to-Production Index -- An estimate, expressed in years, of the total estimated proved reserves attributable to a producing property divided by production from the property for the 12 months preceding the date as of which the proved reserves were estimated.

     Royalty Interest -- A real property interest entitling the owner to receive a specified portion of the gross proceeds of the sale of oil and natural gas production or, if the conveyance creating the interest provides, a specific portion of oil and natural gas produced, without any deduction for the costs to explore for, develop or produce the oil and natural gas. A royalty interest owner has no right to consent to or approve the operation and development of the property, while the owners of the working interest have the exclusive right to exploit the mineral on the land.

     Standardized Measure of Discounted Future Net Cash Flows -- Also referred to herein as "standardized measure." It is the present value of estimated future net revenues computed by discounting estimated future net revenues at a rate of 10% annually.

     The Financial Accounting Standards Board requires disclosure of standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities, per paragraph 30 of Statement of Financial Accounting Standards No. 69, as follows:

          A standardized measure of discounted future net cash flows relating to an enterprise's interests in (a) proved oil and gas reserves and (b) oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the enterprise participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves shall be disclosed as of the end of the year. The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes. The following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed:

          a. Future cash inflows. These shall be computed by applying year-end prices of oil and gas relating to the enterprise's proved reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

          b. Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

          c. Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the enterprise's proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions, tax credits and allowances relating to the enterprise's proved oil and gas reserves.

          d. Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

          e. Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

          f. Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

     Tcf -- One trillion standard cubic feet of natural gas.

     Tcfe -- One trillion standard cubic feet equivalent, which is determined using the ratio of 1 Bbl of oil to 6 Mcf of natural gas.

     Working Interest (also called an operating interest) -- A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear the cost to explore for, develop and produce such oil and natural gas. A working interest owner who owns a portion of the working interest may participate either as operator or by voting his percentage interest to approve or disapprove the appointment of an operator and certain activities in connection with the development and operation of a property.

                         INDEX TO FINANCIAL STATEMENTS

UNDERLYING PROPERTIES:
  Report of Independent Auditors............................   F-2
  Statements of Revenues and Direct Operating Expenses for
     the Years Ended December 31, 1996, 1997 and 1998.......   F-3
  Notes to Financial Statements.............................   F-4
  Unaudited Statements of Revenues and Direct Operating
     Expenses for the Three Months Ended March 31, 1998 and
     1999...................................................   F-8
  Notes to Unaudited Financial Statements...................   F-9

OCEAN ENERGY ROYALTY TRUST:
  Unaudited Pro Forma Statement of Distributable Income for
     the Three Months Ended March 31, 1999..................  F-12
  Unaudited Pro Forma Statement of Distributable Income for
     the Year Ended December 31, 1998.......................  F-13
  Unaudited Pro Forma Statement of Assets and Trust Corpus
     as of March 31, 1999...................................  F-14
  Notes to Unaudited Pro Forma Financial Statements.........  F-15

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ocean Energy, Inc.:

     We have audited the accompanying statements of revenues and direct operating expenses of the Underlying Properties of Ocean Energy, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-1 of the Ocean Energy Royalty Trust as described in Note 1 and are not intended to be a complete financial presentation.

     In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Underlying Properties for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                            KPMG LLP

Houston, Texas
July 12, 1999

                             UNDERLYING PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                             (AMOUNTS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
Revenues....................................................  $64,557   $67,457   $54,048
Direct Operating Expenses:
  Production and property taxes.............................    2,721     3,333     2,793
  Production expenses.......................................    5,017     5,239     5,785
                                                              -------   -------   -------
                                                                7,738     8,572     8,578
                                                              -------   -------   -------
Excess of Revenues over Direct Operating Expenses...........  $56,819   $58,885   $45,470
                                                              =======   =======   =======

See accompanying notes to financial statements.

                             UNDERLYING PROPERTIES

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     The Underlying Properties are predominantly working interests in producing properties currently owned by Ocean Energy, Inc. and subsidiaries (the "Company") in the Arkoma Basin of Oklahoma and Arkansas and the Bear Paw area in Montana. The Company intends to convey 45% defined net profits interests ("Net Profits Interests") in the Underlying Properties to the Ocean Energy Royalty Trust (the "Trust") upon completion of the offering of the Trust units.

     The Company's present ownership of the Underlying Properties is primarily a result of two separate merger transactions which occurred in 1998 and 1999. The accompanying statements include the historical revenues and direct operating expenses from these acquired properties for all years presented.

2. BASIS OF PRESENTATION

     The statements of revenues and direct operating expenses of the Underlying Properties were derived from the historical accounting records of the Company, and are presented on the accrual basis of accounting before the effects of conveyance of the Net Profits Interests. The statements do not include depreciation, depletion and amortization, general and administrative overhead or interest expenses. Preparation of the statements requires the use of estimates, judgments and assumptions that affect the reported amounts of revenues and expenses during the reported periods. Actual results can differ from these estimates.

     If the Trust had been in place during the three years ended December 31, 1998, royalty income would have been based on the defined 45% net profits interest percentage of net proceeds (revenues less direct operating expenses, development costs and overhead) of the Underlying Properties. Net proceeds to the Trust for the year ended December 31 are computed based on cash receipts and disbursements for production from November of the prior year through October. The computation also includes deductions for development costs on the properties of $8,623,000, $12,005,000 and $15,183,000 in 1996, 1997 and 1998, respectively, and overhead charges on the properties of $2,153,000, $2,435,000 and $2,831,000 in 1996, 1997 and 1998, respectively. Accordingly, royalty income of the Trust will be materially different from the excess of revenues over direct operating expenses from the Underlying Properties.

     Revenues in the accompanying statements of revenues and direct operating expenses are recognized following the entitlements method of accounting for production.

3. RELATED PARTY TRANSACTIONS

     From January 1, 1996 through June 30, 1998, the Company sold approximately 70% of the natural gas production from the Underlying Properties to certain of the Company's wholly owned subsidiaries, generally at amounts approximating monthly spot market prices, less transportation and fuel charges. Subsequent to June 30, 1998, all production from the Underlying Properties was sold to third parties. Approximately 30% of the production from the Underlying Properties is transported through a gathering and transportation system operated by a majority-owned subsidiary of the Company which charges fees designed to cover the costs of such services.

4. CONTINGENCIES

     The Company is a defendant in two separate lawsuits that could, if adversely determined, decrease future revenues from certain of the Underlying Properties. Any payments made in connection with these two lawsuits relating to production prior to the formation of the Trust will be borne by the Company.

                             UNDERLYING PROPERTIES

     A class action lawsuit, Anne K. Barnaby, individually and on behalf of all others similarly situated, v. Seagull Mid-South Inc., was filed on April 23, 1996 in the District Court for Latimer County, Oklahoma. This class action was brought on by the Plaintiff for herself as a representative of, and on behalf of, certain other mineral owners in Oklahoma. The plaintiffs allege that since 1990 the Company has underpaid certain of its royalty owners as a result of reducing royalties for improper charges for production, marketing, gathering, processing and transportation costs. The plaintiffs are seeking an accounting and payment of the monies allegedly owed to them. A similar class action lawsuit, John T. Holleman et al. v. UMC Petroleum Corporation, was filed on August 22, 1996 in the District Court of Dewey County, Oklahoma. The Company believes that it has strong defenses to these lawsuits and intends to vigorously defend its position. However, if a judgment or settlement increased the amount of future royalty payments, revenues from the Underlying Properties will be reduced. The amount of any reduction in such revenues is not presently determinable, but, in management's opinion, is not expected to be material to the Trust's distributable income.

     Other -- The Underlying Properties are subject to other ongoing litigation in the normal course of business. While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, the Company believes that the effect on excess of revenues over direct operating expenses, if any, will not be material.

5. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     The reserve volumes presented are estimates only and should not be construed as being exact quantities. These reserves may or may not be recovered and may increase or decrease as a result of future operations and changes in economic conditions. The reserve estimates and standardized measure of discounted future net cash flows provided for the Underlying Properties are before the effects of conveying the defined net profits interest to the Trust.

                                PROVED RESERVES

                                                                      NATURAL GAS
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
Beginning of year...........................................  229,943   243,944   252,083
  Revisions of previous estimates...........................   13,865    12,686    16,496
  Purchases.................................................   16,261     2,957     6,397
  Extensions and discoveries................................   14,611    26,693    25,085
  Production................................................  (30,736)  (34,197)  (33,067)
                                                              -------   -------   -------
End of year.................................................  243,944   252,083   266,994
                                                              =======   =======   =======

                           PROVED DEVELOPED RESERVES

                                                              NATURAL GAS
                                                                (MMCF)
                                                              -----------
December 31, 1996...........................................    218,822
December 31, 1997...........................................    227,880
DECEMBER 31, 1998...........................................    234,413

                             UNDERLYING PROPERTIES

     The Underlying Properties' standardized measure of discounted future net cash flows as of December 31, 1997 and 1998 and the changes therein for each of the years 1996, 1997 and 1998 are provided based on the present value of future net revenues from proved oil and gas reserves estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission. These estimates are computed by applying appropriate year-end prices for natural gas to estimated future production of proved natural gas reserves over the economic lives of the reserves and assuming continuation of existing operating conditions. Year-end calculations were made using prices of $3.48, $2.31 and $1.97 per thousand cubic feet of gas ("Mcf") for 1996, 1997 and 1998, respectively. Because the disclosures are standardized, significant changes can occur in these estimates based upon gas prices in effect at year-end. The following estimates should not be viewed as an estimate of fair market value.

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Future cash inflows.........................................  $581,232   $526,519
Future development costs....................................     8,155     10,546
Future production costs.....................................   119,525    122,436
                                                              --------   --------
Future net cash flows.......................................   453,552    393,537
10% annual discount.........................................   167,483    160,428
                                                              --------   --------
Standardized measure of discounted future net cash flows....  $286,069   $233,109
                                                              ========   ========

                             UNDERLYING PROPERTIES

      CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                                                            ------------------------------
                                                              1996       1997       1998
                                                            --------   --------   --------
Beginning of Year.........................................  $185,656   $435,051   $286,069
  Revisions of previous quantity estimates less related
     costs................................................    24,806     14,369     15,764
  Extensions and discoveries less related costs...........    34,408     33,330     23,032
  Net changes in future prices and production costs.......   204,815   (164,126)   (53,038)
  Purchases of reserves in place..........................    25,152      3,012      5,099
  Development costs incurred during the period............     8,623     12,005     15,183
  Sales of oil and gas produced, net of production
     costs................................................   (56,819)   (58,885)   (45,470)
  Accretion of discount...................................    18,566     43,505     28,607
  Changes in production, timing and other.................   (10,156)   (32,192)   (42,137)
                                                            --------   --------   --------
                                                             249,395   (148,982)   (52,960)
                                                            --------   --------   --------
End of Year...............................................  $435,051   $286,069   $233,109
                                                            ========   ========   ========

                             UNDERLYING PROPERTIES

         UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                             (AMOUNTS IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Revenues....................................................  $15,042    $11,929
Direct Operating Expenses:
  Production and property taxes.............................      691        526
  Production expenses.......................................    1,579      1,412
                                                              -------    -------
                                                                2,270      1,938
                                                              -------    -------
Excess of Revenues over Direct Operating Expenses...........  $12,772    $ 9,991
                                                              =======    =======

See accompanying notes to unaudited financial statements.

                             UNDERLYING PROPERTIES

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. ORGANIZATION

     The Underlying Properties are predominantly working interests in producing properties currently owned by Ocean Energy, Inc. and subsidiaries (the "Company") in the Arkoma Basin of Oklahoma and Arkansas and the Bear Paw field in Montana. The Company intends to convey 45% defined net profits interests ("Net Profits Interests") in the Underlying Properties to the Ocean Energy Royalty Trust (the "Trust") upon completion of the offering of the Trust units.

     The Company's present ownership of the Underlying Properties is primarily a result of two separate merger transactions which occurred in 1998 and 1999. The accompanying statements include the historical revenues and direct operating expenses from these acquired properties for all periods presented.

2. BASIS OF PRESENTATION

     The statements of revenues and direct operating expenses of the Underlying Properties were derived from the historical accounting records of the Company, and are presented on the accrual basis of accounting before the effects of conveyance of the Net Profits Interests. The statements do not include depreciation, depletion and amortization, general and administrative overhead or interest expenses. Preparation of the statements requires the use of estimates, judgments and assumptions that offset the reported amounts of revenues and expenses during the reported periods. Actual results can differ from these estimates.

     The statements have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation.

     If the Trust had been in place during the three months ended March 31, 1998 and 1999, royalty income would have been based on the defined 45% net profits interest percentage of net proceeds (revenues less direct operating expenses, development costs and overhead) of the Underlying Properties. Net proceeds to the Trust for the period ended March 31 are computed based on cash receipts and disbursements for production from November of the prior year through January. The computation also includes deductions for development costs on the properties of $3,260,000 and $691,000 for the three months ended March 31, 1998 and 1999, respectively, and overhead charges on the properties of $629,000 and $756,000 for the three months ended March 31, 1998 and 1999, respectively. Accordingly, royalty income of the Trust will be materially different from the excess of revenues over direct operating expenses from the Underlying Properties.

3. RELATED PARTY TRANSACTIONS

     In the first quarter of 1998, the Company sold approximately 70% of the natural gas production from the Underlying Properties to certain of the Company's wholly owned subsidiaries, generally at amounts approximating monthly spot market prices. In the first quarter of 1999, all production was sold to various third parties. Approximately 30% of the production from the Underlying Properties is transported through a gathering and transportation system operated by a majority-owned subsidiary of the Company which charges fees designed to cover such services.

4. CONTINGENCIES

     The Company is a defendant in two separate lawsuits that could, if adversely determined, decrease future revenues from certain of the Underlying Properties. Any payments made in connection with these two lawsuits relating to production prior to the formation of the Trust will be borne by the Company.

     A class action lawsuit, Anne K. Barnaby, individually and on behalf of all others similarly situated, v. Seagull Mid-South Inc., was filed on April 23, 1996 in the District Court for Latimer County, Oklahoma. This class action was brought on by the Plaintiff for herself as a representative of, and on behalf of, certain other mineral owners in Oklahoma. The plaintiffs allege that since 1990 the Company has underpaid certain of its royalty owners as a result of reducing royalties for improper charges for production, marketing, gathering, processing and transportation costs. The plaintiffs are seeking an accounting and payment of the monies allegedly owed to them. A similar class action lawsuit, John T. Holleman et al. v. UMC Petroleum Corporation, was filed on August 22, 1996 in the District Court of Dewey County, Oklahoma. The Company believes that it has strong defenses to these lawsuits and intends to vigorously defend its position. However, if a judgment or settlement increased the amount of future royalty payments, revenues from the Underlying Properties will be reduced. The amount of any reduction in such revenues is not presently determinable, but, in management's opinion, is not expected to be material to the Trust's distributable income.

     Other -- The Underlying Properties are subject to other ongoing litigation in the normal course of business. While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, the Company believes that the effect on excess of revenues over direct operating expenses, if any, will not be material.

                           OCEAN ENERGY ROYALTY TRUST

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     Ocean Energy Royalty Trust ("Trust") was created in July 1999 by Ocean Energy, Inc. (the "Company"). Upon the completion of the offering, the Company intends to convey net profits interests ("Net Profits Interests") in the Underlying Properties to the Trust in exchange for 3,000,000 units of beneficial interest in the Trust and the cash received by the Trust upon the offering of 9,000,000 trust units to the public, after offering expenses.

     The pro forma statements of distributable income of the Trust for the three months ended March 31, 1999 and the year ended December 31, 1998 have been prepared from the historical statement of revenues and direct operating expenses of the Underlying Properties, adjusted to the cash basis, and based on the following assumptions:

     - The Trust was formed and the Net Profits Interests were conveyed to the Trust prior to November 1, 1997.

     - Net proceeds related to the Net Profits Interests are received and recorded as royalty income by the Trust in the month following their receipt by the Company from the Underlying Properties. Generally, the Trust will receive and record royalty income two months after the month of production. This basis for recognizing royalty income differs from generally accepted accounting principles which require that revenues be accrued in the month of production.

     - Royalty income is calculated based on 45% of the Net Proceeds from the Underlying Properties. Net Proceeds is a defined term in the Net Profits Interests' conveyances to the Trust.

     - Administrative expense is estimated to be $500,000 annually. Such expense generally would include Trustee fees and costs incurred by the Trustee to administer the Trust and report Trust results to Unitholders, including the expense of attorneys, independent auditors, reserve engineers, printing and mailing.

     - As a grantor trust, the Trust will not be required to pay federal income taxes. Accordingly, the accompanying pro forma financial statements do not include a provision for federal income taxes.

     The pro forma statement of assets and trust corpus as of March 31, 1999 are prepared as if the Net Profits Interests were conveyed at March 31, 1999 in consideration for the issuance by the Trust of 3,000,000 trust units to Ocean and the net proceeds from the offering.

     The unaudited pro forma financial statements are not necessarily indicative of the results of operations which would have occurred had the Trust been formed prior to November 1, 1997, nor are they necessarily indicative of future results of operations. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of the Underlying Properties, the Trust and the Company included, or incorporated by reference, in this document.

                           OCEAN ENERGY ROYALTY TRUST

             UNAUDITED PRO FORMA STATEMENT OF DISTRIBUTABLE INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                    UNDERLYING
                                                    PROPERTIES   OTHER COSTS   CASH BASIS   PRO FORMA
                                                    ----------   -----------   ----------   ---------
                                                                     (A)          (B)
Revenues..........................................   $11,929                     $2,247      $14,176
Direct Operating Expenses:
  Production and property taxes...................       526                        459          985
  Production expenses.............................     1,412                        (35)       1,377
                                                     -------                                 -------
  Total...........................................     1,938                                   2,362
                                                     -------                                 -------
Excess of revenues over direct operating
  expenses........................................   $ 9,991                                  11,814
                                                     =======
Development costs.................................                  $691                         691
Overhead..........................................                   756                         756
                                                                                             -------
Net proceeds.............................................................................     10,367
Net profits percentage...................................................................         45%
                                                                                             -------
Trust royalty income.....................................................................      4,665
Administrative expense...................................................................        125
                                                                                             -------
Distributable income.....................................................................    $ 4,540
                                                                                             =======
Distributable income per Unit (12,000 Trust Units issued and outstanding)................    $  0.38
                                                                                             =======

See accompanying notes to unaudited pro forma financial statements.

                           OCEAN ENERGY ROYALTY TRUST

             UNAUDITED PRO FORMA STATEMENT OF DISTRIBUTABLE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                    UNDERLYING
                                                    PROPERTIES   OTHER COSTS   CASH BASIS   PRO FORMA
                                                    ----------   -----------   ----------   ---------
                                                                     (A)          (B)
Revenues..........................................   $54,048                     $9,167      $63,215
Direct Operating Expenses:
  Production and property taxes...................     2,793                        (12)       2,781
  Production expenses.............................     5,785                       (106)       5,679
                                                     -------                                 -------
  Total...........................................     8,578                                   8,460
                                                     -------                                 -------
Excess of revenues over direct operating
  expenses........................................   $45,470                                  54,755
                                                     =======
Development costs.................................                 $15,183                    15,183
Overhead..........................................                   2,831                     2,831
                                                                                             -------
Net proceeds.............................................................................     36,741
Net profits percentage...................................................................         45%
                                                                                             -------
Trust royalty income.....................................................................     16,533
Administrative expense...................................................................        500
                                                                                             -------
Distributable income.....................................................................    $16,033
                                                                                             =======
Distributable income per Unit (12,000 Trust Units issued and outstanding)................    $  1.34
                                                                                             =======

See accompanying notes to unaudited pro forma financial statements.

                           OCEAN ENERGY ROYALTY TRUST

            UNAUDITED PRO FORMA STATEMENT OF ASSETS AND TRUST CORPUS
                              AS OF MARCH 31, 1999
                             (AMOUNTS IN THOUSANDS)

Cash........................................................  $
Net profits interests in oil and gas properties(c)..........
                                                              --------
  Total Assets..............................................  $
                                                              ========
Trust Corpus (12,000 units of beneficial interest authorized and outstanding)(c).......................................  $
                                                              ========

See accompanying notes to unaudited pro forma financial statements.

                           OCEAN ENERGY ROYALTY TRUST

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     (a) Deduct historical development costs and a Company overhead charge. The overhead charge is based on a monthly count of active wells operated by the Company.

     (b) Adjustment from the accrual basis to the cash basis of accounting.

     (c) Record net profits interest received of $          million (after
         expenses of $          million) and the issuance of 12 million trust
         units.

         PRO FORMA SUPPLEMENTAL GAS RESERVE INFORMATION (UNAUDITED)

     The reserve volumes presented are estimates only and should not be construed as being exact quantities. These reserves may or may not be recovered and may increase or decrease as a result of future operations and changes in economic conditions.

     Reserve quantities and revenues for the Net Profits Interests were estimated from projections of reserves and revenues attributable to the Underlying Properties. Since the Trust has a defined net profits interest, the Trust does not own a specific ownership percentage of the natural gas reserves or production quantities. Accordingly, reserves and production allocated to the Trust pertaining to its 45% net profits interest in the working interest properties have effectively been reduced to reflect recovery of the Trust's 45% portion of applicable production and development costs, excluding overhead and trust administrative expenses. Because Trust reserve quantities are determined using an allocation formula any fluctuations in actual or assumed prices or costs will result in revisions to the estimated reserve quantities allocated to the Net Profits Interests.

                           PROVED DEVELOPED RESERVES

                                                              NATURAL GAS
                                                                (MMCF)
                                                              -----------
Proved Reserves at July 1, 1999.............................    113,037
Proved Developed Reserves at July 1, 1999...................     96,749

---------------

     The Trust's standardized measure of discounted future net cash flows as of July 1, 1999 is presented based on the present value of future net revenues from proved oil and gas reserves estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission. These estimates are computed by applying appropriate period-end prices for natural gas to estimated future production of proved natural gas reserves over the economic lives of the reserves and assuming continuation of existing operating conditions. The calculations below were made using a price of $1.68 per thousand cubic feet of gas. The Net Profits Interests' 45% share of production and development costs are netted in royalty income received by the Net Profits Interests. Accordingly, these costs are not shown separately as future costs in calculating the standardized measure. Only production taxes, calculated at the same rate as incurred on the Underlying Properties, is included in future production costs in calculating the standardized measure.

     Because the disclosure requirements are standardized, significant changes can occur in these estimates based upon gas prices in effect at the end of the period. The following estimates should not be viewed as an estimate of fair market value.

                           OCEAN ENERGY ROYALTY TRUST

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                              JULY 1, 1999
                                                              ------------
Future cash inflows.........................................    $192,071
Future production taxes.....................................      10,245
                                                                --------
Future net cash flows.......................................     181,826
10% annual discount.........................................      80,136
                                                                --------
Standardized measure of discounted future net cash flows....    $101,690
                                                                ========

                                  UNDERWRITING

     Ocean, the trust and the underwriters for the offering named below have entered into an underwriting agreement with respect to the trust units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of trust units indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are representatives of the underwriters.

                                                                Number of
                        Underwriter                            Trust Units
                        -----------                            -----------
Goldman, Sachs & Co. .......................................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................

                                                                ---------
          Total.............................................    9,000,000
                                                                =========

     If the underwriters sell more trust units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,350,000 trust units from Ocean to cover such sales. They may exercise that option for 30 days. If any trust units are purchased pursuant to this option, the underwriters will severally purchase trust units in approximately the same proportion as set forth in the table above.

     The following table shows the per trust unit and total underwriting discounts and commissions to be paid to the underwriters by Ocean. Such amounts are shown assuming both no exercise and full exercise of the underwriters'
option to purchase           additional trust units.

                                                                      Paid by Ocean
                                                               ---------------------------
                                                               No Exercise   Full Exercise
                                                               -----------   -------------
Per trust unit..............................................    $              $
Total.......................................................    $              $

     Trust units sold by the underwriters to the public will initially be offered at the initial public offering price shown on the cover of this prospectus. Any trust units sold by the underwriters to securities dealers may
be sold at a discount of up to $     per trust unit from the initial public
offering price. Any such securities dealers may resell any trust units purchased from the underwriters to certain other brokers or dealers at a discount of up to
$     per trust unit from the initial public offering price. If all the trust units are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Ocean and its executive officers have agreed with the underwriters not to dispose of or hedge any of their trust units or securities convertible into or exchangeable for trust units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to employee benefit plans or options.

     Prior to the offering, there has been no public market for the trust units. The initial public offering price has been negotiated among Ocean and the representatives. Among the factors to be considered in determining the initial public offering price of the trust units, in addition to prevailing market conditions, will be estimates of distributions to trust unitholders and overall quality of the underlying properties.

     Ocean has applied to have the trust units approved for listing on the New
York Stock Exchange under the symbol "          ." In order to meet one of the
requirements for listing the trust units on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more trust units to a minimum of 400 beneficial holders to establish at least 1,000,000 trust units in the public float having a minimum total public market value of $4,000,000.

     In connection with the offering, the underwriters may purchase and sell trust units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of trust units than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the trust units while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased trust units sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the trust units. As a result, the price of the trust units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of trust units offered.

     Ocean estimates that total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $          .

     Ocean and the trust have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The trust's indemnity obligations are limited to the assets of the trust, and neither the trustee nor any unitholder will have any obligation to indemnify the underwriters.

                                                                       EXHIBIT A
[LOGO]                                             [MILLER AND LENTS LETTERHEAD]
                                 July 12, 1999
Ocean Energy, Inc.
1001 Fannin, Suite 1600
Houston, Texas 77002-6794

Re: Underlying Properties (100%)
    Relating to the Ocean Energy Royalty Trust
    As of July 1, 1999
    SEC Pricing Case

Gentlemen:

     At your request, we estimated the proved reserves and future net revenue as of July 1, 1999 attributable to the Ocean Energy, Inc. (Ocean) interests in certain oil and gas properties prior to inclusion in the Ocean Energy Royalty Trust, i.e., Underlying Properties (100%). The properties are located in the Arkoma Basin area of Arkansas and Oklahoma and in the Bear Paw area of north central Montana. The aggregate results of our evaluations, using provisions contained in Securities and Exchange Commission (SEC) Regulation S-X, Rule 4-10, are as follows:

                                                         ESTIMATES AS OF JULY 1, 1999
                                               ------------------------------------------------
                                               NET RESERVES           FUTURE NET REVENUE
                                               -------------   --------------------------------
                                                   GAS,        UNDISCOUNTED,    DISCOUNTED AT
RESERVES CATEGORY                                  MMCF             M$         10% PER YEAR, M$
-----------------                              -------------   -------------   ----------------
ARKANSAS
  Proved Developed Producing.................    160,314.0       249,666.8        142,407.2
  Proved Developed Nonproducing..............      2,074.3         3,375.0          1,252.4
  Proved Undeveloped.........................     16,167.5        21,133.0         10,367.9
                                                 ---------       ---------        ---------
          SUBTOTAL...........................    178,555.9       274,174.8        154,027.5
                                                 =========       =========        =========
OKLAHOMA
  Proved Developed Producing.................     19,643.6        28,139.5         16,059.8
  Proved Developed Nonproducing..............        605.3           909.8            334.5
  Proved Undeveloped.........................      3,063.8         2,131.8            474.4
                                                 ---------       ---------        ---------
          SUBTOTAL...........................     23,312.7        31,181.1         16,868.7
                                                 =========       =========        =========

                             MILLER AND LENTS, LTD.

Ocean Energy, Inc.                                                 July 12, 1999
                                                                         Page  2

                                                         ESTIMATES AS OF JULY 1, 1999
                                               ------------------------------------------------
                                               NET RESERVES           FUTURE NET REVENUE
                                               -------------   --------------------------------
                                                   GAS,        UNDISCOUNTED,    DISCOUNTED AT
RESERVES CATEGORY                                  MMCF             M$         10% PER YEAR, M$
-----------------                              -------------   -------------   ----------------
MONTANA
  Proved Developed Producing.................     91,730.6        74,336.4         44,207.5
  Proved Developed Nonproducing..............          0.0             0.0              0.0
  Proved Undeveloped.........................     45,570.5        23,974.0         10,627.7
                                                 ---------       ---------        ---------
          SUBTOTAL...........................    137,301.2        98,310.4         54,835.2
                                                 =========       =========        =========
TOTAL UNDERLYING PROPERTIES (100%)
  Proved Developed Producing.................    271,688.3       352,142.7        202,674.5
  Proved Developed Nonproducing..............      2,679.6         4,284.8          1,586.8
  Proved Undeveloped.........................     64,801.8        47,238.8         21,470.1
                                                 ---------       ---------        ---------
          TOTAL..............................    339,169.7       403,666.3        225,731.4
                                                 =========       =========        =========

     The SEC definition of proved reserves is shown on the Appendix. Proved developed reserves are subcategorized herein as producing and nonproducing. Nonproducing reserves are attributable to wells requiring recompletion to behind-pipe zones or awaiting sales connection. The evaluated properties produce dry gas. Oil, condensate, and natural gas liquids production is insignificant and has not been considered herein. Natural gas volumes are stated at the pressure and temperature bases of the appropriate state regulatory body or gas sales contract.

     Estimates of future net revenue and discounted future net revenue are not intended and should not be interpreted to represent fair market values for the estimated reserves. Future costs of abandoning facilities and wells and any future costs of restoration of producing properties to satisfy environmental standards were not deducted from total revenues as such estimates are beyond the scope of this assignment.

     Annual projections of future production and net revenue for each state and reserve category are included as exhibits to this report. Also included in the exhibits are one-line summaries for each state showing the proved reserves and future net revenue for the individual properties. Each of these exhibits is identified in the List of Exhibits. These exhibits should not be relied upon independently of this narrative.

     The proved reserves were estimated from extrapolations of performance trends, material balance calculations, volumetric calculations, analogies, or a combination of these methods. Reserve estimates from volumetric calculations and from analogies are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves was produced. Future production forecasts were projected based on historical trends, deliverability calculations, or analogies and were limited by allowable or facility restrictions. No provisions for gas sales imbalances were included in our projections and estimates.

     Ocean provided the product prices, gathering system fees, operating expenses, and capital costs used in our projections and represented to Miller and Lents, Ltd. that they are in compliance with SEC regulations for estimates of reserves and future revenues. Gathering system charges were handled in our projections as an adjustment to revenue. No future escalations were applied either to prices or to unit costs and expenses. Additional costs for

                             MILLER AND LENTS, LTD.

Ocean Energy, Inc.                                                 July 12, 1999
                                                                         Page  3

installation and operation of rental compression were included for wells that were expected to benefit from such installations. Scheduling for development drilling and compression installation were provided by Ocean. Recompletions were scheduled based on our estimates of wellbore availability, usually at the time of depletion for the previously produced zone. No overhead charges were included for those properties operated by Ocean.

     In conducting this evaluation, we relied upon production histories, test data, accounting and cost data, and other engineering and geologic data supplied by Ocean. To a lesser extent, we used information from public records and nonconfidential data from the files of Miller and Lents, Ltd. We accepted representations by Ocean regarding ownership interests without independent verification, as such is not within the scope of this report.

     The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

     Miller and Lents, Ltd. is an independent oil and gas consulting firm. Neither our engagement for this investigation nor our compensation was contingent on the results of our study. None of the officers of this firm hold a financial interest in Ocean or its subsidiaries and we have performed no other work that would affect our objectivity. Production of this report was supervised by an officer of the company who is a professionally qualified and Registered Professional Engineer in the State of Texas with more than five years of relevant professional experience in the estimation, assessment, and evaluation of oil and gas reserves.

                                            Very truly yours,

                                            MILLER AND LENTS, LTD.

                                            By /s/ GREGORY W. ARMES
                                             -----------------------------------
                                               Gregory W. Armes
                                               Senior Vice President

RWF/hsd
Enclosures

                                                                        APPENDIX

                          PROVED RESERVES DEFINITIONS
                               IN ACCORDANCE WITH
               SECURITIES AND EXCHANGE COMMISSION REGULATION S-X

PROVED OIL AND GAS RESERVES

     Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

          1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contracts, if any, and
     (b) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. I the absence of information on fluid contracts, the lowed known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project or the operation of an installed program in the reservoirs provided support for the engineering analysis on which the project or program was based.

          3. Estimates of proved reserves do not include the following:

             a. Oil that may become available from known reservoirs but is classified separately as indicated additional reserves.

             b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors.

             c. Crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

             d. Crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

     Depending upon their status of development, proved reserves are subdivided into proved developed reserves and proved undeveloped reserves.

PROVED DEVELOPED OIL AND GAS RESERVES

     Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED UNDEVELOPED OIL AND GAS RESERVES

     Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual test in the area and in the same reservoir.

                                                                       EXHIBIT B
[LOGO]                                             [MILLER AND LENTS LETTERHEAD]
                                 July 12, 1999
Ocean Energy, Inc.
1001 Fannin, Suite 1600
Houston, Texas 77002-6794

Re: Ocean Energy Royalty Trust
    45% Net Profits Interests
    As of July 1, 1999
    SEC Pricing Case

Gentlemen:

     At your request, we estimated the proved reserves and future net revenue as of July 1, 1999 attributable to the Ocean Energy Royalty Trust (the Trust) interests in certain oil and gas properties after the Trust is established by Ocean Energy, Inc. (Ocean). The properties are located in the Arkoma Basin area of Arkansas and Oklahoma and in the Bear Paw area of north central Montana. The aggregate results of our evaluations, using provisions contained in Securities and Exchange Commission (SEC) Regulation S-X, Rule 4-10, are as follows:

                                                         ESTIMATES AS OF JULY 1, 1999
                                               ------------------------------------------------
                                               NET RESERVES           FUTURE NET REVENUE
                                               -------------   --------------------------------
                                                   GAS,        UNDISCOUNTED,    DISCOUNTED AT
RESERVES CATEGORY                                  MMCF             M$         10% PER YEAR, M$
-----------------                              -------------   -------------   ----------------
ARKANSAS
  Proved Developed Producing.................     54,948.0       112,470.8         64,161.9
  Proved Developed Nonproducing..............        740.1         1,518.8            563.6
  Proved Undeveloped.........................      4,568.1         9,509.8          4,665.6
                                                 ---------       ---------        ---------
          SUBTOTAL...........................     60,256.3       123,499.3         69,391.0
                                                 =========       =========        =========
OKLAHOMA
  Proved Developed Producing.................      6,750.2        12,662.5          7,226.7
  Proved Developed Nonproducing..............        200.7           409.4            150.5
  Proved Undeveloped.........................        507.1           959.3            213.5
                                                 ---------       ---------        ---------
          SUBTOTAL...........................      7,457.9        14,031.2          7,590.7
                                                 =========       =========        =========

                             MILLER AND LENTS, LTD.

Ocean Energy, Inc.                                                 July 12, 1999
                                                                         Page  2

                                                         ESTIMATES AS OF JULY 1, 1999
                                               ------------------------------------------------
                                               NET RESERVES           FUTURE NET REVENUE
                                               -------------   --------------------------------
                                                   GAS,        UNDISCOUNTED,    DISCOUNTED AT
RESERVES CATEGORY                                  MMCF             M$         10% PER YEAR, M$
-----------------                              -------------   -------------   ----------------
MONTANA
  Proved Developed Producing.................     34,110.2        33,457.7         19,896.6
  Proved Developed Nonproducing..............          0.0             0.0              0.0
  Proved Undeveloped.........................     11,212.8        10,837.4          4,811.6
                                                 ---------       ---------        ---------
          SUBTOTAL...........................     45,323.0        44,295.1         24,708.3
                                                 =========       =========        =========
TOTAL OCEAN ENERGY ROYALTY TRUST
  Proved Developed Producing.................     95,808.4       158,591.0         91,285.2
  Proved Developed Nonproducing..............        940.7         1,928.2            714.1
  Proved Undeveloped.........................     16,288.1        21,306.5          9,690.7
                                                 ---------       ---------        ---------
          TOTAL..............................    113,037.2       181,825.6        101,690.0
                                                 =========       =========        =========

     The SEC definition of proved reserves is shown on the Appendix. Proved developed reserves are subcategorized herein as producing and nonproducing. Nonproducing reserves are attributable to wells requiring recompletion to behind-pipe zones or awaiting sales connection. The evaluated properties produce dry gas. Oil, condensate, and natural gas liquids production is insignificant and has not been considered herein. Natural gas volumes are stated at the pressure and temperature bases of the appropriate state regulatory body or gas sales contract.

     Estimates of future net revenue and discounted future net revenue are not intended and should not be interpreted to represent fair market values for the estimated reserves. Future costs of abandoning facilities and wells and any future costs of restoration of producing properties to satisfy environmental standards were not deducted from total revenues as such estimates are beyond the scope of this assignment.

     The Trust interests evaluated herein are comprised of a 45 percent net profits interest from certain Ocean properties. At your instruction, the net gas reserves attributable to the Trust interests were computed from 45 percent of Ocean's interests in those properties after adjustment for the estimated reserves attributable to the future operating expenses and capital costs. As a result of this procedure, a change in the future costs, or prices, or capital expenditures different from those projected herein may result in a change in the computed reserves to the net interests even if there are no revisions or additions to the gross reserves attributed to the property.

     Annual projections of future production and net revenue for each state and reserve category are included as exhibits to this report. Also included in the exhibits are one-line summaries for each state showing the proved reserves and future net revenue for the individual properties. Each of these exhibits is identified in the List of Exhibits. These exhibits should not be relied upon independently of this narrative.

     The proved reserves were estimated from extrapolations of performance trends, material balance calculations, volumetric calculations, analogies, or a combination of these methods. Reserve estimates from volumetric calculations and from analogies are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves was produced. Future production forecasts were projected based on

                             MILLER AND LENTS, LTD.

Ocean Energy, Inc.                                                 July 12, 1999
                                                                         Page  3

historical trends, deliverability calculations, or analogies and were limited by allowable or facility restrictions. No provisions for gas sales imbalances were included in our projections and estimates.

     Ocean provided the product prices, gathering system fees, operating expenses, and capital costs used in our projections and represented to Miller and Lents, Ltd. that they are in compliance with SEC regulations for estimates of reserves and future revenues. Gathering system charges were handled in our projections as an adjustment to revenue. No future escalations were applied either to prices or to unit costs and expenses. Additional costs for installation and operation of rental compression were included for wells that were expected to benefit from such installations. Scheduling for development drilling and compression installation were provided by Ocean. Recompletions were scheduled based on our estimates of wellbore availability, usually at the time of depletion for the previously produced zone. No overhead charges were included for those properties operated by Ocean.

     In conducting this evaluation, we relied upon production histories, test data, accounting and cost data, and other engineering and geologic data supplied by Ocean. To a lesser extent, we used information from public records and nonconfidential data from the files of Miller and Lents, Ltd. We accepted representations by Ocean regarding ownership interests without independent verification, as such is not within the scope of this report.

     The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

     Miller and Lents, Ltd. is an independent oil and gas consulting firm. Neither our engagement for this investigation nor our compensation was contingent on the results of our study. None of the officers of this firm hold a financial interest in Ocean or its subsidiaries and we have performed no other work that would affect our objectivity. Production of this report was supervised by an officer of the company who is a professionally qualified and Registered Professional Engineer in the State of Texas with more than five years of relevant professional experience in the estimation, assessment, and evaluation of oil and gas reserves.

                                            Very truly yours,

                                            MILLER AND LENTS, LTD.

                                            By /s/ GREGORY W. ARMES
                                             -----------------------------------
                                               Gregory W. Armes
                                               Senior Vice President

RWF/hsd
Enclosures

                                                                        APPENDIX

                          PROVED RESERVES DEFINITIONS
                               IN ACCORDANCE WITH
               SECURITIES AND EXCHANGE COMMISSION REGULATION S-X

PROVED OIL AND GAS RESERVES

     Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

          1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contracts, if any, and
     (b) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. I the absence of information on fluid contracts, the lowed known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project or the operation of an installed program in the reservoirs provided support for the engineering analysis on which the project or program was based.

          3. Estimates of proved reserves do not include the following:

             a. Oil that may become available from known reservoirs but is classified separately as indicated additional reserves.

             b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors.

             c. Crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

             d. Crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

     Depending upon their status of development, proved reserves are subdivided into proved developed reserves and proved undeveloped reserves.

PROVED DEVELOPED OIL AND GAS RESERVES

     Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED UNDEVELOPED OIL AND GAS RESERVES

     Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual test in the area and in the same reservoir.

------------------------------------------------------
------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the trust units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     9
Forward Looking Statements............    14
Use of Proceeds.......................    14
Ocean Energy, Inc. ...................    15
The Trust.............................    15
Projected Cash Distributions..........    15
The Underlying Properties.............    19
Computation of Net Proceeds...........    30
Federal Income Tax Consequences.......    33
State Tax Considerations..............    41
ERISA Considerations..................    43
Description of the Trust Agreement....    43
Description of the Trust Units........    47
Legal Matters.........................    49
Experts...............................    49
Where You Can Find More
  Information.........................    50
Glossary of Certain Oil and Natural
  Gas Terms...........................    52
Index to Financial Statements.........   F-1
Underwriting..........................   U-1
Summary Reserve Reports.....Exhibits A and B

                             ----------------------
Through and including             , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                             9,000,000 Trust Units

                                  OCEAN ENERGY
                                 ROYALTY TRUST
                             ----------------------

                                   PROSPECTUS

                             ----------------------
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.

                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by Ocean except as otherwise indicated.

Registration fee............................................   $27,800
NASD Filing Fee.............................................
Fees and expenses of accountants............................
Fees and expenses of legal counsel..........................
Printing and engraving expenses.............................
Miscellaneous...............................................
                                                               -------
          Total.............................................   $
                                                               =======

ITEM 14 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The trust agreement provides that the property trustee and its officers, agents and employees shall be indemnified from the assets of the trust against and from any and all liabilities, expenses, claims, damages or loss incurred by it individually or as property trustee in the administration of the trust and the trust assets, including, without limitation, any liability, expenses, claims, damages or loss arising out of or in connection with any liability under environmental laws, or in the doing of any act done or performed or omission occurring on account of it being trustee or acting in such capacity, except such liability, expense, claims, damages or loss as to which it is liable under the trust agreement. In this regard, the property trustee shall be liable only for fraud or gross negligence or for acts or omissions in bad faith and shall not be liable for any act or omission of any agent or employee unless the trustee has acted in bad faith or with gross negligence in the selection and retention of such agent or employee. The property trustee is entitled to indemnification from the assets of the trust and shall have a lien on the assets of the trust to secure it for the foregoing indemnification.

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, in which he is a party or to which he is subject by reason of his position. With respect to any proceeding arising from actions taken in his official capacity, as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interest. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was not opposed to the corporation's best interest. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory. Article VI of Ocean's Bylaws requires the indemnification of officers and directors to the fullest extent permitted by the Texas Business Corporation Act.

     Ocean maintains insurance coverage providing its officers and directors with indemnification against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Reference is made to Article Eleven of the Articles of Incorporation of Ocean, which was adopted by Ocean's shareholders on May 11, 1988 and which provides as follows: "ARTICLE ELEVEN. A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) for acts or omissions for which the liability of a director is expressly provided for by statute; or (v) for acts related to an unlawful stock repurchase or dividend payment. Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not liable as set forth in the preceding sentences, a director shall not be liable to the fullest extent permitted by any provision of the statutes of Texas hereafter enacted that further limits the liability of a director."

     Effective as of August 28, 1989, Article 7.06.B of the Texas Miscellaneous Corporation Laws Act was amended to read in its entirety as follows: "B. The articles of incorporation of a corporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders or members for monetary damages for an act or omission in the director's capacity as a director, except that this article does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for: (1) a breach of the director's duty of loyalty to the corporation or its shareholders or members; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
(3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute."

     The Agreement and Plan of Merger between Ocean and Ocean Energy, Inc., a Delaware corporation ("OEI"), dated November 24, 1998, as amended (the "Merger Agreement") provides that Ocean will, for six years after the effective time of the merger contemplated thereby indemnify, defend and hold harmless each person who is, has been or becomes prior to the effective time of the merger an officer or director of OEI and its subsidiaries or an employee of OEI or any of its subsidiaries who acts as fiduciary under any OEI benefit plan against all losses, claims, damages, liabilities, fees and expenses arising in whole or in part out of actions or omissions in their capacity as such that occur prior to the effective time. Such indemnification is made to the full extent permitted under Texas law or Ocean's Articles of Incorporation and Bylaws and OEI's written indemnification agreements in effect as of November 24, 1998. Any determination of whether a person's conduct complies with the required standard will be made by independent counsel acceptable to both Ocean and the indemnified party.

     Ocean will also maintain OEI's existing directors' and officers' liability insurance policy (or a policy with substantially similar coverage) for not less than six years after the effective time of the merger but only to the extent related to actions or omissions prior to the effective time of the merger, provided that the aggregate premium for maintaining such policy for the six year period will not exceed $2,500,000.00. Additionally, Ocean will maintain the directors' and officers' insurance policy of United Meridian Corporation as currently in effect until March 27, 2003.

ITEM 15 -- RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16 -- EXHIBITS

     There are filed with this Registration Statement the following exhibits:

      EXHIBIT NO.
      -----------
        **1.1            -- Form of Underwriting Agreement.
          4.1            -- Articles of Incorporation of Ocean, as amended, including
                            Articles of Amendment filed May 12, 1988, May 21, 1999,
                            and May 21, 1993 with the Secretary of State of the State
                            of Texas, Articles of Merger filed March 30, 1999 with
                            the Secretary of State of the State of Texas (filed as
                            Exhibit 4.1 to Ocean's Registration Statement on Form S-8
                            filed with the Commission on May 11, 1999 and
                            incorporated herein by reference) and that certain
                            Statement of Resolution Establishing Series of Shares of
                            Series B Junior Participating Preferred Stock of Ocean
                            filed March 21, 1989 with the Secretary of State of the
                            State of Texas (filed as Exhibit 3.1 to Ocean's Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1998
                            and incorporated herein by reference).
          4.2            -- Bylaws of Ocean, as amended through March 7, 1997 (filed as Exhibit 4.9 to Ocean's Registration Statement on Form
                            S-3 filed with the Securities and Exchange Commission on
                            September 18, 1997 and incorporated herein by reference).
          4.3            -- Amended and Restated Rights Agreement, dated March 17,
                            1989, as amended effective June 13, 1992 and amended and
                            restated as of December 12, 1997, between Ocean and
                            BankBoston, N.A. (as successor to NCNB Texas National
                            Bank), including Form of Statement of Resolution
                            Establishing the Series B Junior Participating Preferred
                            Stock, the Form of Right Certificate and Form of Summary
                            of Rights to Purchase Preferred Shares (filed as Exhibit
                            2 to Ocean's Current Report on Form 8-K dated December
                            15, 1997 and incorporated herein by reference).
          4.4            -- Amendment No. 1 to Amended and Restated Rights Agreement
                            dated November 24, 1998, between Ocean and BankBoston,
                            N.A. (filed as Exhibit 4.1 to Ocean's Current Report on
                            Form 8-K filed with the Securities and Exchange
                            Commission on December 1, 1998 and incorporated herein by
                            reference).
          4.5            -- Amendment No. 2 to Amended and Restated Rights Agreement
                            dated March 10, 1999, between Ocean and BankBoston, N.A.
                            (filed as Exhibit 4.1 to Ocean's Current Report on Form
                            8-K filed with the Securities and Exchange Commission on
                            March 12, 1999 and incorporated herein by reference).
          4.6            -- Amendment No. 3 to Amended and Restated Rights Agreement
                            dated May 21, 1999, between Ocean and BankBoston, N.A.
                            (filed as Exhibit 4.1 to Ocean's Current Report on Form
                            8-K filed with the Securities and Exchange Commission on
                            May 21, 1999 and incorporated herein by reference).

      EXHIBIT NO.
      -----------
          4.7            -- Revolving Credit Agreement, dated as of March 30, 1999, among Ocean, Chase Bank of Texas, National Association
                            ("Chase Texas") (Individually and as Administrative
                            Agent), The Chase Manhattan Bank ("Chase Manhattan") (as
                            Auction Administrative Agent), Bank of America National
                            Trust and Savings Association ("Bank of America")
                            (Individually and as Syndication Agent), Bank One Texas,
                            N. A. ("Bank One") (Individually and as Documentation
                            Agent), Societe Generale, Southwest Agency ("Societe
                            Generale") (Individually and as Managing Agent), the Bank
                            of Montreal (Individually and as Managing Agent), and the
                            other Banks signatory thereto.
          4.8            -- 364-day Credit Agreement, dated as of March 30, 1999,
                            among Ocean, Chase Texas (Individually and as
                            Administrative Agent), Chase Manhattan (as Auction
                            Administrative Agent), Bank of America (Individually and
                            as Syndication Agent), Bank One (Individually and as
                            Documentation Agent), Societe Generale (Individually and
                            as Managing Agent), the Bank of Montreal (Individually
                            and as Managing Agent), and the other Banks signatory
                            thereto.
         *4.9            -- Ocean Energy Royalty Trust -- Trust Agreement.
        **4.10           -- Ocean Energy Royalty Trust -- Amended and Restated Trust
                            Agreement.
         *4.11           -- Ocean Energy Royalty Trust -- Certificate of Trust.
          4.12           -- Indenture, dated as of July 8, 1998, among Ocean Energy,
                            Inc., its Subsidiary Guarantors, and U.S. Bank Trust
                            National Association, relating to the 8 3/8% Series A
                            Senior Subordinated Notes due 2008 and the 8 3/8% Series
                            B Senior Subordinated Notes due 2008, as amended by First
                            Supplemental Indenture dated March 30, 1999, incorporated
                            by reference to Exhibit 10.22 to the Form 10-Q for the
                            period ended June 30, 1998 of Ocean Energy, Inc.
                            (Registration No. 0-25058) filed with the Securities and
                            Exchange Commission on August 14, 1998 and, with respect
                            to the First Supplemental Indenture, to Exhibit 4.3 to
                            the Registrant's Form 10-Q for the period ended March 31,
                            1999.
          4.13           -- Indenture, dated as of July 8, 1998, among Ocean Energy,
                            Inc., its Subsidiary Guarantors, and Norwest Bank
                            Minnesota, National Association (Norwest Bank) as
                            Property trustee, relating to the 7 5/8% Senior Notes due
                            2005, as amended by First Supplemental Indenture dated
                            March 30, 1999, incorporated by reference to Exhibit
                            10.23 to the Form 10-Q for the period ended June 30, 1998
                            of Ocean Energy, Inc. (Registration No. 0-25058) filed
                            with the Securities and Exchange Commission on August 14,
                            1998 and, with respect to the First Supplemental
                            Indenture, to Exhibit 4.4 to the Registrant's Form 10-Q
                            for the period ended March 31, 1999.
          4.14           -- Indenture, dated as of July 8, 1998, among Ocean Energy,
                            Inc., its Subsidiary Guarantors, and Norwest Bank as
                            Property trustee, relating to the 8 1/4% Senior Notes due
                            2018, as amended by First Supplemental Indenture dated
                            March 30, 1999, incorporated by reference to Exhibit
                            10.24 to the Form 10-Q for the period ended June 30, 1998
                            of Ocean Energy, Inc. (Registration No. 0-25058) filed
                            with the Securities and Exchange Commission on August 14,
                            1998 and, with respect to the First Supplemental
                            Indenture, to Exhibit 4.5 to the Registrant's Form 10-Q
                            for the period ended March 31, 1999.

      EXHIBIT NO.
      -----------
          4.15           -- Indenture, dated as of July 2, 1997, among Ocean Energy,
                            Inc., the Subsidiary Guarantors Named Therein and State
                            Street Bank and Trust Company, as Property trustee,
                            relating to the 8 7/8% Senior Subordinated Notes due 2007
                            (the Indenture is incorporated by reference to Exhibit
                            4.1 to the Registration Statement on Form S-4 (No.
                            333-32715) of Ocean Energy, Inc. filed with the SEC on
                            August 1, 1997; the First Supplemental Indenture, dated
                            as of March 27, 1998, is incorporated by reference to
                            Exhibit 10.11 to the Form 8-K of Ocean Energy, Inc.
                            (Registration No. 0-25058) filed with the Securities and
                            Exchange Commission on March 31, 1998); and the Second
                            Supplemental Indenture dated March 30, 1999 is
                            incorporated by reference to Exhibit 4.6 to the
                            Registrant's Form 10-Q for the period ended March 31,
                            1999.
          4.16           -- Indenture, dated as of September 26, 1996, among Ocean
                            Energy, Inc. (f/k/a Flores & Rucks, Inc.), the Subsidiary
                            Guarantors Named Therein and Fleet National Bank, as
                            Property trustee, relating to the 9 3/4% Senior
                            Subordinated Notes Due 2006 (the Indenture is
                            incorporated by reference to Exhibit 4.1 to the Quarterly
                            Report on Form 10-Q for the quarter ended September 30,
                            1996 of Ocean Energy, Inc. (Registration No. 0-25058);
                            the First Supplemental Indenture, dated as of March 27,
                            1998, is incorporated by reference to Exhibit 10.10 to
                            the Form 8-K of Ocean Energy, Inc. (Registration No.
                            0-25058) filed with the Securities and Exchange
                            Commission on March 31, 1998; and the Second Supplemental
                            Indenture dated March 30, 1999 is incorporated by
                            reference to Exhibit 4.7 to the Registrant's Form 10-Q
                            for the period ended March 31, 1999.
          4.17           -- Indenture, dated as of October 30, 1995, among Ocean
                            Energy, Inc., a Delaware corporation (successor by merger
                            to United Meridian Corporation), Ocean Energy, Inc., a
                            Louisiana corporation (successor by merger to UMC
                            Petroleum Corporation) and Bank of Montreal Trust
                            Company, as Property trustee, relating to the 10 3/8%
                            Senior Subordinated Notes Due 2005 (the Indenture is
                            incorporated by reference to Exhibit 4.20 to UMC's Annual
                            Report on Form 10-K for the year ended December 31, 1995;
                            the First Supplemental Indenture, dated as of November 4,
                            1997, is incorporated by reference to Exhibit 4.11 to the
                            Form 10-Q for the quarter ended September 30, 1998 of
                            Ocean Energy, Inc. (Registration No. 0-25058); the Second
                            Supplemental Indenture, dated as of March 27, 1998, is
                            incorporated by reference to Exhibit 10.12 to the Form
                            8-K of Ocean Energy, Inc. (Registration No. 0-25058)
                            filed with the Securities and Exchange Commission on
                            March 31, 1998); and the Third Supplemental Indenture
                            dated March 30, 1999 is incorporated by reference to
                            Exhibit 4.8 to the Registrant's Form 10-Q for the period
                            ended March 31, 1999.

      EXHIBIT NO.
      -----------
          4.18           -- Indenture, dated as of December 1, 1994, among Ocean
                            Energy, Inc. (f/k/a Flores & Rucks, Inc.), the Subsidiary
                            Guarantors Named Therein and Chimed Bank Connecticut,
                            National Association, as Property trustee, relating to
                            the 13 1/2% Senior Notes Due 2004, (the Indenture is
                            incorporated by reference to Exhibit 4.1 to the Annual
                            Report on Form 10-K for the year ended December 31, 1994
                            of Ocean Energy, Inc. (Registration No. 0-25058); the
                            First Supplemental Indenture, dated as of September 19,
                            1996, is incorporated by reference to Exhibit 4.1 to the
                            Form 8-K of Ocean Energy, Inc. (Registration No. 0-25058)
                            filed with the Securities and Exchange Commission on
                            October 10, 1996; the Second Supplemental Indenture,
                            dated as of July 14, 1997, is incorporated by reference
                            to Exhibit 4.1 to the Quarterly Report on Form 10-Q for
                            the quarter ended September 30, 1997 of Ocean Energy,
                            Inc. (Registration No. 0-25058); the Third Supplemental
                            Indenture, dated as of March 27, 1998, is incorporated by
                            reference to Exhibit 10.9 to the Form 8-K of Ocean
                            Energy, Inc. (Registration No. 0-25058) filed with the
                            Securities and Exchange Commission on March 31, 1998);
                            and the Fourth Supplemental Indenture dated March 30,
                            1999 is incorporated by reference to Exhibit 4.9 to the
                            Registrant's Form 10-Q for the period ended March 31,
                            1999.
        **5.1            -- Opinion of Richards, Layton & Finger, P.A. as to the
                            validity of the securities offered hereby.
        **8.1            -- Opinion of Vinson & Elkins L.L.P. regarding federal
                            income tax matters.
       **10.1            -- Form of Net Overriding Royalty Conveyance -- Arkansas.
       **10.2            -- Form of Net Overriding Royalty Conveyance -- Montana.
       **10.3            -- Form of Net Overriding Royalty Conveyance -- Oklahoma.
        *23.1            -- Consent of KPMG LLP.
        *23.2            -- Consent of Arthur Andersen LLP.
        *23.3            -- Consent of Miller & Lents.
        *23.4            -- Consent of DeGolyer and MacNaughton.
        *23.5            -- Consent of Netherland, Sewell & Associates, Inc.
        *23.6            -- Consent of Ryder Scott Company Petroleum Engineers.
        *23.7            -- Consent of McDaniel & Associates Consultants Ltd.
        *23.8            -- Consent of Netherland, Sewell & Associates, Inc. -- Ocean
                            Energy, Inc. (Delaware).
        *23.9            -- Consent of Ryder Scott Company Petroleum
                            Engineers -- Ocean Energy, Inc. (Delaware).
       **23.10           -- Consent of Richards, Layton & Finger, P.A. (included in the opinion filed as Exhibit 5.1 of this Registration
                            Statement).
       **23.11           -- Consent of Vinson & Elkins L.L.P. (included in the
                            opinion filed as Exhibit 8.1 of this Registration
                            Statement).
       **24.1            -- Power of Attorney (included in the signature page of this
                            Registration Statement).

---------------

 * Filed herewith.

** To be filed by amendment.

ITEM 17 -- UNDERTAKINGS

     The undersigned registrants hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (3) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (1) and (2) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrants pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Ocean's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 14 above or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on July 15, 1999.

                                            OCEAN ENERGY ROYALTY TRUST

                                            By: OCEAN ENERGY, INC., as sponsor

                                            By:    /s/ JAMES T. HACKETT
                                              ----------------------------------
                                                       James T. Hackett
                                                President and Chief Executive
                                                            Officer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on July 15, 1999.

                                            OCEAN ENERGY, INC.

                                            By:    /s/ JAMES T. HACKETT
                                              ----------------------------------
                                                      James T. Hackett
                                               President and Chief Executive
                                                          Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints James T. Hackett, William L. Transier and Robert K. Reeves, and any of them, any of whom may act without the joinder of any other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                 /s/ JAMES C. FLORES                   Chairman of the Board and         July 15, 1999
-----------------------------------------------------    Director
                   James C. Flores

                /s/ JAMES T. HACKETT                   President and Chief Executive     July 15, 1999
-----------------------------------------------------    Officer and Director
                  James T. Hackett                       (Principal Executive Officer)

               /s/ WILLIAM L. TRANSIER                 Executive Vice President and      July 15, 1999
-----------------------------------------------------    Chief Financial Officer
                 William L. Transier                     (Principal Financial Officer)

               /s/ GORDON L. MCCONNELL                 Vice President and Controller     July 15, 1999
-----------------------------------------------------    (Principal Accounting Officer)
                 Gordon L. McConnell

                /s/ J. EVANS ATTWELL                   Director                          July 15, 1999
-----------------------------------------------------
                  J. Evans Attwell

                  /s/ JOHN B. BROCK                    Director                          July 15, 1999
-----------------------------------------------------
                    John B. Brock

                 /s/ MILTON CARROLL                    Director                          July 15, 1999
-----------------------------------------------------
                   Milton Carroll

              /s/ THOMAS D. CLARK, JR.                 Director                          July 15, 1999
-----------------------------------------------------
                Thomas D. Clark, Jr.

                 /s/ PETER J. FLUOR                    Director                          July 15, 1999
-----------------------------------------------------
                   Peter J. Fluor

                  /s/ BARRY J. GALT                    Director                          July 15, 1999
-----------------------------------------------------
                    Barry J. Galt

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                /s/ ROBERT L. HOWARD                   Director                          July 15, 1999
-----------------------------------------------------
                  Robert L. Howard

                 /s/ ELVIS L. MASON                    Director                          July 15, 1999
-----------------------------------------------------
                   Elvis L. Mason

               /s/ CHARLES F. MITCHELL                 Director                          July 15, 1999
-----------------------------------------------------
                 Charles F. Mitchell

               /s/ DAVID K. NEWBIGGING                 Director                          July 15, 1999
-----------------------------------------------------
                 David K. Newbigging

                 /s/ DEE S. OSBORNE                    Director                          July 15, 1999
-----------------------------------------------------
                   Dee S. Osborne

                  /s/ R. A. WALKER                     Director                          July 15, 1999
-----------------------------------------------------
                    R. A. Walker

                               INDEX TO EXHIBITS

      EXHIBIT NO.
      -----------
        **1.1            -- Form of Underwriting Agreement.
          4.1            -- Articles of Incorporation of Ocean, as amended, including
                            Articles of Amendment filed May 12, 1988, May 21, 1999,
                            and May 21, 1993 with the Secretary of State of the State
                            of Texas, Articles of Merger filed March 30, 1999 with
                            the Secretary of State of the State of Texas (filed as
                            Exhibit 4.1 to Ocean's Registration Statement on Form S-8
                            filed with the Commission on May 11, 1999 and
                            incorporated herein by reference) and that certain
                            Statement of Resolution Establishing Series of Shares of
                            Series B Junior Participating Preferred Stock of Ocean
                            filed March 21, 1989 with the Secretary of State of the
                            State of Texas (filed as Exhibit 3.1 to Ocean's Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1998
                            and incorporated herein by reference).
          4.2            -- Bylaws of Ocean, as amended through March 7, 1997 (filed as Exhibit 4.9 to Ocean's Registration Statement on Form
                            S-3 filed with the Securities and Exchange Commission on
                            September 18, 1997 and incorporated herein by reference).
          4.3            -- Amended and Restated Rights Agreement, dated March 17,
                            1989, as amended effective June 13, 1992 and amended and
                            restated as of December 12, 1997, between Ocean and
                            BankBoston, N.A. (as successor to NCNB Texas National
                            Bank), including Form of Statement of Resolution
                            Establishing the Series B Junior Participating Preferred
                            Stock, the Form of Right Certificate and Form of Summary
                            of Rights to Purchase Preferred Shares (filed as Exhibit
                            2 to Ocean's Current Report on Form 8-K dated December
                            15, 1997 and incorporated herein by reference).
          4.4            -- Amendment No. 1 to Amended and Restated Rights Agreement
                            dated November 24, 1998, between Ocean and BankBoston,
                            N.A. (filed as Exhibit 4.1 to Ocean's Current Report on
                            Form 8-K filed with the Securities and Exchange
                            Commission on December 1, 1998 and incorporated herein by
                            reference).
          4.5            -- Amendment No. 2 to Amended and Restated Rights Agreement
                            dated March 10, 1999, between Ocean and BankBoston, N.A.
                            (filed as Exhibit 4.1 to Ocean's Current Report on Form
                            8-K filed with the Securities and Exchange Commission on
                            March 12, 1999 and incorporated herein by reference).
          4.6            -- Amendment No. 3 to Amended and Restated Rights Agreement
                            dated May 21, 1999, between Ocean and BankBoston, N.A.
                            (filed as Exhibit 4.1 to Ocean's Current Report on Form
                            8-K filed with the Securities and Exchange Commission on
                            May 21, 1999 and incorporated herein by reference).

      EXHIBIT NO.
      -----------
          4.7            -- Revolving Credit Agreement, dated as of March 30, 1999, among Ocean, Chase Bank of Texas, National Association
                            ("Chase Texas") (Individually and as Administrative
                            Agent), The Chase Manhattan Bank ("Chase Manhattan") (as
                            Auction Administrative Agent), Bank of America National
                            Trust and Savings Association ("Bank of America")
                            (Individually and as Syndication Agent), Bank One Texas,
                            N. A. ("Bank One") (Individually and as Documentation
                            Agent), Societe Generale, Southwest Agency ("Societe
                            Generale") (Individually and as Managing Agent), the Bank
                            of Montreal (Individually and as Managing Agent), and the
                            other Banks signatory thereto.
          4.8            -- 364-day Credit Agreement, dated as of March 30, 1999,
                            among Ocean, Chase Texas (Individually and as
                            Administrative Agent), Chase Manhattan (as Auction
                            Administrative Agent), Bank of America (Individually and
                            as Syndication Agent), Bank One (Individually and as
                            Documentation Agent), Societe Generale (Individually and
                            as Managing Agent), the Bank of Montreal (Individually
                            and as Managing Agent), and the other Banks signatory
                            thereto.
         *4.9            -- Ocean Energy Royalty Trust -- Trust Agreement.
        **4.10           -- Ocean Energy Royalty Trust -- Amended and Restated Trust
                            Agreement.
         *4.11           -- Ocean Energy Royalty Trust -- Certificate of Trust.
          4.12           -- Indenture, dated as of July 8, 1998, among Ocean Energy,
                            Inc., its Subsidiary Guarantors, and U.S. Bank Trust
                            National Association, relating to the 8 3/8% Series A
                            Senior Subordinated Notes due 2008 and the 8 3/8% Series
                            B Senior Subordinated Notes due 2008, as amended by First
                            Supplemental Indenture dated March 30, 1999, incorporated
                            by reference to Exhibit 10.22 to the Form 10-Q for the
                            period ended June 30, 1998 of Ocean Energy, Inc.
                            (Registration No. 0-25058) filed with the Securities and
                            Exchange Commission on August 14, 1998 and, with respect
                            to the First Supplemental Indenture, to Exhibit 4.3 to
                            the Registrant's Form 10-Q for the period ended March 31,
                            1999.
          4.13           -- Indenture, dated as of July 8, 1998, among Ocean Energy,
                            Inc., its Subsidiary Guarantors, and Norwest Bank
                            Minnesota, National Association (Norwest Bank) as
                            Property trustee, relating to the 7 5/8% Senior Notes due
                            2005, as amended by First Supplemental Indenture dated
                            March 30, 1999, incorporated by reference to Exhibit
                            10.23 to the Form 10-Q for the period ended June 30, 1998
                            of Ocean Energy, Inc. (Registration No. 0-25058) filed
                            with the Securities and Exchange Commission on August 14,
                            1998 and, with respect to the First Supplemental
                            Indenture, to Exhibit 4.4 to the Registrant's Form 10-Q
                            for the period ended March 31, 1999.
          4.14           -- Indenture, dated as of July 8, 1998, among Ocean Energy,
                            Inc., its Subsidiary Guarantors, and Norwest Bank as
                            Property trustee, relating to the 8 1/4% Senior Notes due
                            2018, as amended by First Supplemental Indenture dated
                            March 30, 1999, incorporated by reference to Exhibit
                            10.24 to the Form 10-Q for the period ended June 30, 1998
                            of Ocean Energy, Inc. (Registration No. 0-25058) filed
                            with the Securities and Exchange Commission on August 14,
                            1998 and, with respect to the First Supplemental
                            Indenture, to Exhibit 4.5 to the Registrant's Form 10-Q
                            for the period ended March 31, 1999.

      EXHIBIT NO.
      -----------
          4.15           -- Indenture, dated as of July 2, 1997, among Ocean Energy,
                            Inc., the Subsidiary Guarantors Named Therein and State
                            Street Bank and Trust Company, as Property trustee,
                            relating to the 8 7/8% Senior Subordinated Notes due 2007
                            (the Indenture is incorporated by reference to Exhibit
                            4.1 to the Registration Statement on Form S-4 (No.
                            333-32715) of Ocean Energy, Inc. filed with the SEC on
                            August 1, 1997; the First Supplemental Indenture, dated
                            as of March 27, 1998, is incorporated by reference to
                            Exhibit 10.11 to the Form 8-K of Ocean Energy, Inc.
                            (Registration No. 0-25058) filed with the Securities and
                            Exchange Commission on March 31, 1998); and the Second
                            Supplemental Indenture dated March 30, 1999 is
                            incorporated by reference to Exhibit 4.6 to the
                            Registrant's Form 10-Q for the period ended March 31,
                            1999.
          4.16           -- Indenture, dated as of September 26, 1996, among Ocean
                            Energy, Inc. (f/k/a Flores & Rucks, Inc.), the Subsidiary
                            Guarantors Named Therein and Fleet National Bank, as
                            Property trustee, relating to the 9 3/4% Senior
                            Subordinated Notes Due 2006 (the Indenture is
                            incorporated by reference to Exhibit 4.1 to the Quarterly
                            Report on Form 10-Q for the quarter ended September 30,
                            1996 of Ocean Energy, Inc. (Registration No. 0-25058);
                            the First Supplemental Indenture, dated as of March 27,
                            1998, is incorporated by reference to Exhibit 10.10 to
                            the Form 8-K of Ocean Energy, Inc. (Registration No.
                            0-25058) filed with the Securities and Exchange
                            Commission on March 31, 1998; and the Second Supplemental
                            Indenture dated March 30, 1999 is incorporated by
                            reference to Exhibit 4.7 to the Registrant's Form 10-Q
                            for the period ended March 31, 1999.
          4.17           -- Indenture, dated as of October 30, 1995, among Ocean
                            Energy, Inc., a Delaware corporation (successor by merger
                            to United Meridian Corporation), Ocean Energy, Inc., a
                            Louisiana corporation (successor by merger to UMC
                            Petroleum Corporation) and Bank of Montreal Trust
                            Company, as Property trustee, relating to the 10 3/8%
                            Senior Subordinated Notes Due 2005 (the Indenture is
                            incorporated by reference to Exhibit 4.20 to UMC's Annual
                            Report on Form 10-K for the year ended December 31, 1995;
                            the First Supplemental Indenture, dated as of November 4,
                            1997, is incorporated by reference to Exhibit 4.11 to the
                            Form 10-Q for the quarter ended September 30, 1998 of
                            Ocean Energy, Inc. (Registration No. 0-25058); the Second
                            Supplemental Indenture, dated as of March 27, 1998, is
                            incorporated by reference to Exhibit 10.12 to the Form
                            8-K of Ocean Energy, Inc. (Registration No. 0-25058)
                            filed with the Securities and Exchange Commission on
                            March 31, 1998); and the Third Supplemental Indenture
                            dated March 30, 1999 is incorporated by reference to
                            Exhibit 4.8 to the Registrant's Form 10-Q for the period
                            ended March 31, 1999.

      EXHIBIT NO.
      -----------
          4.18           -- Indenture, dated as of December 1, 1994, among Ocean
                            Energy, Inc. (f/k/a Flores & Rucks, Inc.), the Subsidiary
                            Guarantors Named Therein and Chimed Bank Connecticut,
                            National Association, as Property trustee, relating to
                            the 13 1/2% Senior Notes Due 2004, (the Indenture is
                            incorporated by reference to Exhibit 4.1 to the Annual
                            Report on Form 10-K for the year ended December 31, 1994
                            of Ocean Energy, Inc. (Registration No. 0-25058); the
                            First Supplemental Indenture, dated as of September 19,
                            1996, is incorporated by reference to Exhibit 4.1 to the
                            Form 8-K of Ocean Energy, Inc. (Registration No. 0-25058)
                            filed with the Securities and Exchange Commission on
                            October 10, 1996; the Second Supplemental Indenture,
                            dated as of July 14, 1997, is incorporated by reference
                            to Exhibit 4.1 to the Quarterly Report on Form 10-Q for
                            the quarter ended September 30, 1997 of Ocean Energy,
                            Inc. (Registration No. 0-25058); the Third Supplemental
                            Indenture, dated as of March 27, 1998, is incorporated by
                            reference to Exhibit 10.9 to the Form 8-K of Ocean
                            Energy, Inc. (Registration No. 0-25058) filed with the
                            Securities and Exchange Commission on March 31, 1998);
                            and the Fourth Supplemental Indenture dated March 30,
                            1999 is incorporated by reference to Exhibit 4.9 to the
                            Registrant's Form 10-Q for the period ended March 31,
                            1999.
        **5.1            -- Opinion of Richards, Layton & Finger, P.A. as to the
                            validity of the securities offered hereby.
        **8.1            -- Opinion of Vinson & Elkins L.L.P. regarding federal
                            income tax matters.
       **10.1            -- Form of Net Overriding Royalty Conveyance -- Arkansas.
       **10.2            -- Form of Net Overriding Royalty Conveyance -- Montana.
       **10.3            -- Form of Net Overriding Royalty Conveyance -- Oklahoma.
        *23.1            -- Consent of KPMG LLP.
        *23.2            -- Consent of Arthur Andersen LLP.
        *23.3            -- Consent of Miller & Lents.
        *23.4            -- Consent of DeGolyer and MacNaughton.
        *23.5            -- Consent of Netherland, Sewell & Associates, Inc.
        *23.6            -- Consent of Ryder Scott Company Petroleum Engineers.
        *23.7            -- Consent of McDaniel & Associates Consultants Ltd.
        *23.8            -- Consent of Netherland, Sewell & Associates, Inc. -- Ocean
                            Energy, Inc. (Delaware).
        *23.9            -- Consent of Ryder Scott Company Petroleum
                            Engineers -- Ocean Energy, Inc. (Delaware).
       **23.10           -- Consent of Richards, Layton & Finger, P.A. (included in the opinion filed as Exhibit 5.1 of this Registration
                            Statement).
       **23.11           -- Consent of Vinson & Elkins L.L.P. (included in the
                            opinion filed as Exhibit 8.1 of this Registration
                            Statement).
       **24.1            -- Power of Attorney (included in the signature page of this
                            Registration Statement).

---------------

 * Filed herewith.

** To be filed by amendment.